UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A

Amendment No. 2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GO EZ CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	9995	47-2488761
(State or other jurisdiction of incorporationor organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S Employer Identification Number)

6782 Collins Avenue, Miami Beach, FL 33141

650-283-2907

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

101 First Street #493

Los Altos, CA USA 94022

(Address of Previous Principal Executive Offices)

Lorin A. Rosen, Esq.

LAR Law Group P.C.

6 Butler Court, Centereach, New York, 11720

877-570-2620

larlawgroup@gmail.com

(Name, address, including zip code, and telephone number, including area code, of agent for service)

As soon as practicable and from time to time after this Registration Statement is declared effective.

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company: in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered:	Maximum Amount to be Registered:	Proposed Maximum Offering Price Per Share:	Proposed Maximum Aggregate Offering Price (1):	Amount of Registration Fee:

Common Stock, par value, $0.0001 per share (1)	1,387,500	$4.00	$5,550,000	$644.91

______________

(1)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 (c) under the Securities Act of 1933 based on the average of the high and low prices of the common stock on April 20, 2015 as reported on the OTCQB.

The registrant is an emerging growth company, as defined in Section 2 (A) of the Securities Act. This Registration Statement complies with the requirements that apply to an issuer that is an emerging growth company.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8 (A) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission acting pursuant to Section 8(A) may determine.

The information in this Prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Until 12 months after this Prospectus is declared effective, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers’ obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Subject to Completion, Dated  June 22, 2015.

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PRELIMINARY PROSPECTUS

GO EZ CORPORATION

1,387,500 SHARES OF COMMON STOCK

This prospectus relates to: a.) the company’s registration of a maximum of 250,000 shares (the “Maximum Offering”) of common stock, $0.0001 par value, at a purchase price of $4.00 per share (“Common Shares”) by Go Ez Corporation, a Delaware corporation (“we”, “us”, “our”, “GEZC”, “Company” or similar terms); and this prospectus further relates to b.) the shareholders named in this prospectus, “Selling Shareholders”, who are registering in the aggregate, 1,137,500 shares of common stock that such Selling Shareholders currently hold. We will not receive any proceeds from the shares of common stock sold by the Selling Shareholders. There is no minimum for this Offering. The Offering will commence promptly on the date upon which this prospectus is declared effective by the SEC and will continue for 12 months. At the discretion of our Board of Director, we may discontinue the offering before the expiration of the 12 months period or extend the offering for up to 120 days following the expiration of the 12 months offering period. We will pay all expenses incurred in this offering. We are an “emerging growth company” under applicable Securities and Exchange Commission rules and will thus be subject to reduced public company reporting requirements.

The offering of the 250,000 shares will be on a “best efforts” basis, which means that our officer and sole Director at the time of this filing will use his best efforts to sell the 250,000 shares of common stock, but there is no requirement to sell a certain minimum number of shares, and there is no commitment by any person to purchase any shares. The shares will be offered at a fixed price of $4.00 per share for the duration of the offering. There is no minimum number of shares required to be sold to close the offering, therefore the gross proceeds for the Company may range between $0 and $1,000,000. Proceeds from the sale of the shares will be used to fund the initial stages of our business development. We have not made any arrangements to place funds received from share subscriptions in an escrow, trust or similar account. Any funds raised from the offering will be immediately available to us for our immediate use. We have agreed to bear all of the expenses incurred in connection with the registration of these shares. The selling stockholders will pay or assume brokerage commissions and similar charges, if any, incurred for the sale of shares of our common stock.

This is a direct participation offering since we are offering the stock directly to the public without the participation of an underwriter. Our officer and sole director will be solely responsible for selling shares under this offering and no commission will be paid on any sales.

The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. For additional information on the methods of sale that may be used by the selling stockholders, see the section entitled “Plan of Distribution” on page 27.

	Offering Price	Commissions	Proceeds to Company After Expenses if 10% of the shares are sold	Proceeds to Company After Expenses if 25% of the shares are sold	Proceeds to Company After Expenses if 50% of the shares are sold	Proceeds to Company After Expenses if 100% of the shares are sold

Common Stock	$4.00	Not Applicable	$100,000	$250,000	$500,000	$1,000,000
TOTALS	$4.00	Not Applicable	$100,000	$250,000	$500,000	$1,000,000

Our common stock is quoted on the OTCQB tier of the OTC Markets Group under the symbol “GEZC”. We have determined the offering price of $4.00 per share in relation to this offering based on the average of the high and low prices of the common stock on April 20, 2015 as reported on the OTCQB. The offering price bears no relationship to our assets, book value, earnings or any other customary investment criteria.

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You should rely only on the information in this prospectus. We have not authorized anyone to provide you with additional or different information, and if anyone provides you with additional or different information you should not rely on it. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common shares. You should not consider any information in this prospectus, or in any related prospectus, or in any related prospectus supplement, to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, financial and related advice regarding an investment in our securities.

Our business is subject to many risks and an investment in our shares of common stock will also involve a high degree of risk. You should carefully consider the factors described under the heading “risk factors” beginning on page  9 before investing in our shares of common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Our common stock is quoted on the OTCQB tier of the OTC Markets Group under the symbol “GEZC.” On April 20, 2015, the closing sale price of our common stock on the OTCQB was $4.00 per share. You are urged to obtain current market quotations for the common stock.

The date of this prospectus is June 22, 2015.

The following table of contents has been designed to help you find information contained in this prospectus. We encourage you to read the entire prospectus.

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Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision. You should rely only on information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

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WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-1 being filed with the SEC under the Securities Act to register the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us.

We file annual, quarterly, and other reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public through the SEC’s website at www.sec.gov. General information about us, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.goezcorporation.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and does not constitute a part of this prospectus.

PROSPECTUS SUMMARY

As used in this prospectus, references to the “Company,” “we,” “our”, “us” or “GEZC” refer to Go Ez Corporation and its directly or indirectly owned subsidiaries unless the context otherwise indicates.

The following summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that may be important to you. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements, and the notes to the financial statements.

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Our Company

On May 7, 2014, in connection with a change of control and management, we changed our name to Go EZ Corporation, and implemented a new business plan focusing on the development of technology and internet-based businesses. In furtherance of such plans, on December 22, 2014, we acquired 70% of the beneficial ownership of Federal Technology Agency, Inc., a Delaware corporation (“FTA”), a provider of computer software programming, testing and development services to tech companies such as Apple, Yahoo! and Google.

In addition, on January 21, 2015, we acquired all of the assets and operations of Cellular of Miami Beach, Inc., a Florida corporation, and inserted the acquired assets and operations into our newly-created wholly-owned subsidiary, Glophone International, Inc., a Florida corporation (“Glophone”). Since having acquired such assets and operations, Glophone is now a retail seller of smartphones and smartphone accessories.

Commencing on or about June 11, 2008, our shares of common stock were listed on the OTC Bulletin Board of the Financial Industry Regulatory Authority, Inc. (“FINRA”) under the symbol “ERCX”. The Company changed its stock symbol on June 9, 2014 and its shares of common stock are now listed with the OTCQB of the Financial Industry Regulatory Authority, Inc. (“FINRA”) under the symbol “GEZC”.

We are an “emerging growth company” within the meaning of the federal securities laws. For as long as we are an emerging growth company, we will not be required to comply with the requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, the reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and the exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We intend to take advantage of these reporting exemptions until we are no longer an emerging growth company. For a description of the qualifications and other requirements applicable to emerging growth companies and certain elections that we have made due to our status as an emerging growth company, see “RISK FACTORS--RISKS RELATED TO THIS OFFERING - WE ARE AN `EMERGING GROWTH COMPANY’ AND WE CANNOT BE CERTAIN IF THE REDUCED DISCLOSURE REQUIREMENTS APPLICABLE TO EMERGING GROWTH COMPANIES WILL MAKE OUR COMMON STOCK LESS ATTRACTIVE TO INVESTORS” contained below in this prospectus.

This is a direct participation offering since we are offering the stock directly to the public without the participation of an underwriter. Our sole officer and director will be solely responsible for selling shares under this offering and no commission will be paid on any sales.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common shares.

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Under U.S. federal securities legislation, our common stock will be “penny stock”. Penny stock is any equity that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a potential investor’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve an investor’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person, and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination. Brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

THE OFFERING

Securities offered:	1,387,500 shares of our common stock, par value $0.0001 per share
Common stock to be outstanding after this offering (1):	1,750,878 shares of our common stock, par value $0.0001 per share
Listing:	Our common stock is listed on the OTCQB under the symbol GEZC.
Net proceeds to us:	$1,000,000 assuming the maximum number of shares sold. For further information on the Use of Proceeds, see page 24
Risk Factors:	See “Risk Factors” beginning on page 9 of this prospectus

__________

(1)

(1) The number of shares of common stock that will be outstanding after this offering is based on 1,500,878 shares of common stock outstanding as of April 20, 2015 and includes, as of April 20, 2015, the following: (a) 1,000,000 shares of non-registered common stock that were acquired by Evotech pursuant to the Stock Purchase Agreement in our Current Report filed with the SEC on May 1, 2014; (b) 70,000 shares of non-registered common stock that were issued to Roger Ng pursuant to the Stock Purchase Agreement relating to the acquisition of FTA in our Current Report filed with the SEC on December 23, 2014; and (c) 67,500 shares of non-registered common stock that were issued to Abraham Dominguez Cinta for contributed services pursuant to the Management and Consulting Agreement between Abraham Dominguez Cinta and Go Ez Corporation entered into on May 1, 2014.

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RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

Risks Associated With Our Business and Industry

Our  operating history is recent and limited.

The Company was incorporated on April 19, 1979 in the State of Delaware. There were no significant operations between 1989 and 2014.

On May 7, 2014, in connection with a change of control and management, we changed our name to Go EZ Corporation, and implemented a new business plan focusing on the development of technology and internet-based businesses. In furtherance of such plans, on December 22, 2014, we acquired 70% of the beneficial ownership of Federal Technology Agency, Inc., a Delaware corporation (“FTA”), a provider of computer software programming, testing and development services to tech companies such as Apple, Yahoo! and Google.

In addition, on January 21, 2015, we acquired all of the assets and operations of Cellular of Miami Beach, Inc., a Florida corporation, and inserted the acquired assets and operations into our newly-created wholly-owned subsidiary, Glophone International, Inc., a Florida corporation (“Glophone”). Since having acquired such assets and operations, Glophone is now a retail seller of smartphones and smartphone accessories.

Accordingly, we have minimal operating history on which to base an evaluation of our business and prospects. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development. We cannot assure you that we will be successful in addressing the risks we may encounter, and our failure to do so could have a material adverse effect on our business, prospects, financial condition and results of operations.

Investors may lose their entire investment if we are unable to continue as a going concern.

We cannot guarantee that we will be successful in our future operations. We have incurred net losses since our inception and expect to continue to do so for the foreseeable future. Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern in the independent registered public accounting firm’s report to the financial statements. If our business fails, the investors in may face a complete loss of their investment.

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We may not be able to attain profitability without additional funding, which may be unavailable.

We have limited capital resources and, since our inception, we have incurred a net loss. Over the next twelve months, we expect to spend $324,000 on operational expenses, and $55,000 on legal, accounting and administrative expenses . Our monthly operational cash burn rate for both subsidiaries hovers at about $27,000 total. As of March 31, 2015, we had a little over $5,000 cash on hand , creating an expected cash shortfall of approximately $374,000 over the next twelve months . We expect to be able to pay for at least half of our operational expenses through revenues from sales (our gross profits, after cost of goods sold, were just over $27,000 for the first tw months of operation, February - March ). However, this still leaves a cash shortfall of approximately $242,000 over the next twelve months, if our gross profit remains steady ($187,000 to make up the difference in what we need for operational expenses, and an additional $55,000 for administrative expenses) . We are counting on this offering to cover such shortfall. However, in the event our cash resources are insufficient to continue operations, we intend to raise additional capital through additional offerings and sales of equity or debt securities. Unless we begin to generate sufficient revenues from our business to finance our ongoing operations, we may experience liquidity and solvency problems. Such liquidity and solvency problems may force us to go out of business if additional financing is not available. We have no intention of liquidating. However, in the event we are unable to raise sufficient funds, we will be forced to go out of business and will be forced to liquidate. A possibility of such outcome presents a risk of complete loss of investment in our common stock.

We might be subject to increased competition due to new competitors entering the marketplace.

The internet technologies market is highly fragmented with virtually no barriers to entry. Accordingly, there is a risk that we will be squeezed out of the market by one, or more, of our competitors that are offering the same low-tech solutions on more attractive commercial terms.

Failure by us to respond to changes in consumer preferences could result in lack of sales revenues and may force us out of business.

The market for our service is characterized by rapidly changing technology, evolving industry standards, changing customer needs and frequent changes in technology. Our future success will depend on our ability to enhance our current products and services, advertise and market our services and respond to emerging industry standards and other technological changes on a timely and cost effective basis. There can be no assurance that we will be successful in enhancing our existing products and service offerings on a timely basis or that any new enhancements will achieve market acceptance. If we fail to anticipate or respond adequately to changes in technology and customer preferences these events could have a material adverse effect on our business, financial condition and results of operation.

We are a very small participant in two extremely large and competitive industries .

The market for customers is regionally competitive and such competition is expected to continue to increase. Practically all of our existing competitors have longer operating histories, greater name recognition and market presence, larger customer bases, greater technical and marketing resources and significantly greater financial and operational resources than us, which may allow them to reduce prices in order to expand sales volume or win competitive bid projects. Such competitors are apt to undertake more extensive marketing and advertising efforts and make more attractive offers to potential employees and customers. As a result of these factors, we may have difficulty competing effectively from time to time or in certain markets.

The development, distribution and sale of internet technologies are a highly competitive business. We compete primarily on the basis of brand, quality and price. We also compete for experienced and talented employees.

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Industry competitors have several advantages over our company either globally or in particular geographic markets, include the following:

●	Greater revenues and financial resources

●	Stronger brand and consumer recognition regionally or worldwide

●	The capacity to leverage their marketing expenditures more effectively.

●	More substantial intellectual property of their own from which they can develop internet technologies without having to pay royalties

●	Pre-existing relationships that afford them access to intellectual property while blocking the access of competitors to that same intellectual property

●	Greater resources to make acquisitions

●	Lower labor and development costs

●	Broader global distribution and presence

Users tastes are continually changing and are often unpredictable; if we fail to develop and publish new internet technologies our sales will suffer.

Our success depends, in part, on unpredictable and volatile factors beyond our control. If our firm’s service offerings are not responsive to the requirements of our users, or they are not brought to market in a timely and effective manner, our business, operating results and financial condition would be harmed.

Business and growth may suffer if we are unable to hire and retain key personnel, who are in high demand. In our industry, an important challenge is related to the hiring of trained employees because there is an important competition to hire them with different competitors. The loss of the services of any of our executive officers or other key employees could hurt our business. We plan to sign non-competition agreements with our key employees in order to avoid any vulnerability to competitors.

Our future success also depends on our ability to identify, attract and retain highly skilled technical, managerial, finance, marketing and creative personnel. We are facing intense competition for qualified individuals from numerous technology and marketing companies. Qualified individuals are in high demand, and we may incur significant costs to attract them. We may be unable to attract and retain suitably qualified individuals who are capable of meeting our growing creative, operational and managerial requirements, or may be required to pay increased compensation in order to do so.

If we do not adequately protect our intellectual property rights or know how, it may be possible for third parties to obtain and improperly use our intellectual property and our competitive position may be adversely affected.

Our intellectual property or know how is an essential element of our business. Monitoring unauthorized use of our internet technologies and know how is difficult and costly, and we cannot be certain that the steps they’ve taken will prevent piracy and other unauthorized distribution and use of our internet technology offerings.

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Defects in our internet technology service offerings and the technology powering our custom development services may adversely affect our business.

Tools, codes, subroutines and processes contained within our internet technologies or the technology powering our custom development services may contain defects when introduced and also when updates and new versions are released. Our introduction of internet technologies or custom development services with defects or quality problems may result in adverse publicity, product returns, reduced orders, uncollectible or delayed accounts receivable, product and service redevelopment costs, loss of or delay in market acceptance of our products and services or claims by customers or others against us. Such problems or claims may have a material and adverse effect on our business, prospects, financial condition and results of operations.

If our security measures are breached and unauthorized access is obtained to a customer’s data or our data, our service may be perceived as not being secure, customers may curtail or stop using our service and we may incur significant legal and financial exposure and liabilities.

Our service involves the storage and transmission of customers’ proprietary information, and security breaches could expose us to a risk of loss of this information, litigation and possible liability. These security measures may be breached as a result of third-party action, employee error, malfeasance or otherwise, during transfer of data to additional data centers or at any time, and result in someone obtaining unauthorized access to our data or our customers’ data. Additionally, third parties may attempt to fraudulently induce employees or customers into disclosing sensitive information such as user names, passwords or other information in order to gain access to our data or our customers’ data. Because the techniques used to obtain unauthorized access, or to sabotage systems, change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. Any security breach could result in a loss of confidence in the security of our service, damage our reputation, lead to legal liability and negatively impact our future sales.

Weakened global economic conditions may adversely affect our industry, business and results of operations.

Our overall performance depends in part on worldwide economic conditions. The United States and other key international economies have been impacted by a severe recession, characterized by falling demand for a variety of goods and services, restricted credit, going concern threats to financial institutions, major multinational companies and medium and small businesses, poor liquidity, declining asset values, reduced corporate profitability, extreme volatility in credit, equity and foreign exchange markets and bankruptcies. These conditions affect the rate of information technology spending and could adversely affect our customers’ ability or willingness to purchase and utilize our internet technology service offerings. In addition, in a weakened economy, companies that have competing products may reduce prices which could also reduce our average selling prices and harm our operating results.

We may become subject to government regulation and legal uncertainties that could reduce demand for our products and services or increase the cost of doing business, thereby adversely affecting our financial results.

We are not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally and laws or regulations directly applicable to Internet services. However, due to the increasing popularity and use of internet technologies, it is possible that a number of laws and regulations may become applicable to us or may be adopted in the future with respect to internet technologies covering issues such as:

●	User privacy

●	Taxation

●	Right to access personal data

●	Copyrights

●	Distribution

●	Characteristics and quality of services

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Our business is dependent on the strength of the industry, which could be both cyclical and seasonal.

The internet technologies industry is relatively new and it is difficult to predict with any accuracy any correlation to economic growth or seasonality. Also, when general national and global economic conditions are or are perceived to be weak, there is typically less consumer purchasing and utilization of new internet technologies, which could lead to less demand for our internet technology service offerings. A decrease in the current level of demand or disappointing job growth could adversely affect the business.

Natural disasters and other events beyond our control could materially adversely affect us.

Natural disasters or other catastrophic events may cause damage or disruption to our operations, international commerce and the global economy, and thus could have a strong negative effect on us. Our business operations are subject to interruption by natural disasters, fire, power shortages, pandemics and other events beyond our control. Although we maintain crisis management and disaster response plans, such events could make it difficult or impossible for us to deliver our services to our customers, and could decrease demand for our services. Our financial condition and operating results could be materially adversely affected in the event of a major natural disaster or other catastrophic events beyond our control.

In order to increase our revenues, we believe we must further expand our business operations. We cannot assure you that our internal growth strategy will be successful which may result in a negative impact onour growth, financial condition, results of operations and cash flow.

In order to maximize the potential growth in our current and potential markets, we believe that we must further expand the scope of our services in the internet technology industry. One of our strategies is to grow internally through increasing the customers we target for adoption of our service offerings, and refurbishing business and entering new geographic markets in the United States and globally through targeted acquisitions. However, many obstacles to this expansion exist, including, but not limited to, our need to secure sufficient financing and growth capital to implement this growth strategy, increased competition from similar businesses, international trade and tariff barriers, unexpected costs, strain on internal resources, laws and regulations in each jurisdiction we plan to do business, and costs associated with marketing efforts. We cannot, therefore, assure you that we will be able to successfully overcome such obstacles and establish our services in any additional markets and achieve our growth plans. Our inability to implement this internal growth strategy successfully may have a negative impact on our growth, future financial condition, results of operations or cash flows.

In addition to our internal growth strategy, we may grow through strategic acquisitions. We cannot assure you that our acquisition growth strategy will be successful resulting in our failure to meet growth andrevenue expectations.

We also intend to pursue opportunities to acquire businesses in the United States and globally that are complementary or related to internet technologies. However, we may not be able to locate suitable acquisition candidates at prices that we consider appropriate or to finance acquisitions on terms that are satisfactory to us. If we do identify an appropriate acquisition candidate, we may not be able to negotiate successfully the terms of an acquisition, or, if the acquisition occurs, integrate the acquired business into our existing business. Acquisitions of businesses or other material operations will likely require us to secure debt financing or equity financing, resulting in leverage or dilution of ownership. However, there are no assurances that future funding will be available on favorable terms or at all. If additional funding is not obtained, we may need to reduce, defer or cancel development programs, planned initiatives or overhead expenditures, to the extent necessary. The failure to fund our capital requirements would have a material adverse effect on our business, financial condition and results of operations. Moreover, the identification and completion of these acquisitions may require us to expend significant management time and effort and other resources. Integration of acquired business operations could also disrupt our business by diverting management away from day−to−day operations. The difficulties of integration may be increased by the necessity of coordinating geographically dispersed organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures.

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As we acquire companies or technologies in the future, they could prove difficult to integrate, disrupt our business, dilute stockholder value and adversely affect our operating results and the value of your investment.

As part of our business strategy, we regularly evaluate investments in, or acquisitions of, complementary businesses, joint ventures, services and technologies, and we expect that periodically we will continue to make such investments and acquisitions in the future. Acquisitions and investments involve numerous risks, including:

●	the potential failure to achieve the expected benefits of the combination or acquisition;

●	difficulties in and the cost of integrating operations, technologies, services and personnel;

●	diversion of financial and managerial resources from existing operations;

●	risk of entering new markets in which we have little or no experience;

●	potential write-offs of acquired assets or investments;

●	potential loss of key employees;

●	inability to generate sufficient revenue to offset acquisition or investment costs;

●	the inability to maintain relationships with customers and partners of the acquired business;

●	the difficulty of incorporating acquired technology and rights into our products and services and of maintaining quality standards consistent with our brand;

●	potential unknown liabilities associated with the acquired businesses;

●	unanticipated expenses related to acquired technology and its integration into existing technology;

●

negative impact to our results of operations because of the depreciation and amortization of amounts related to acquired intangible assets, fixed assets and deferred compensation, and the loss of acquired deferred revenue;

●	delays in customer purchases due to uncertainty;

●	the need to implement controls, procedures and policies appropriate for a public company at companies that prior to the acquisition lacked such controls, procedures and policies; and

●	challenges caused by distance, language and cultural differences.

In addition, if we finance acquisitions by issuing additional convertible debt or equity securities, our existing stockholders may be diluted which could affect the market price of our stock. Further, if we fail to properly evaluate and execute acquisitions or investments, our business and prospects may be seriously harmed and the value of your investment may decline.

14

Our business will be harmed if we are unable to manage growth.

Our business may experience periods of rapid growth that will place significant demands on our managerial, operational and financial resources. In order to manage this possible growth, we must continue to improve and expand our management, operational and financial systems and controls. We will need to expand, train and manage our employee base and/or retain qualified contractors. No assurances can be given that we will be able to timely and effectively meet such demands.

Our internal controls may be inadequate, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. As defined in Exchange Act Rule 13a-15(f), internal control over financial reporting is a process designed by, or under the supervision of, the principal executive and principal financial officer and effected by the board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements. Our internal controls may be inadequate or ineffective, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public. Investors relying upon this misinformation may make an uninformed investment decision.

The costs and expenses of SEC reporting and compliance may inhibit our operations.

The costs of complying with the SEC reporting requirements may be substantial. In the event we are unable to establish a base of operations that generate sufficient cash flows or cannot obtain additional equity or debt financing, the costs of maintaining our status as a reporting entity may inhibit out ability to continue our operations.

Our success is dependent upon a limited number of people.

The ability to identify, negotiate and consummate transactions that will benefit us is dependent upon the efforts of our management team. The loss of the services of any member of our management could have a material adverse effect on us.

We may not be able to attract and retain qualified personnel necessary for the implementation of our business strategy.

Our future success depends largely upon the continued service of board members, executive officers and other key personnel. Our success also depends on our ability to continue to attract, retain and motivate qualified personnel. Our personnel represent a significant asset, and the competition for such personnel is intense in the industry. We may have particular difficulty attracting and retaining key personnel in the initial phases of our operations.

As some of our officers and directors are located outside of the United States, you may have no effective recourse against us or our management for misconduct and may not be able to enforce judgment and civilliabilities against our officers, directors, experts and agents.

Some of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against some of our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

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Indemnification of officers and directors.

Our Certificate of Incorporation and Bylaws contain broad indemnification and liability limiting provisions regarding our officers, directors and employees, including the limitation of liability for certain violations of fiduciary duties. Our stockholders therefore will have only limited recourse against the individuals.

Risks Associated with the Acquisition of FTA

It is uncertain whether FTA can maintain its current customer base.

FTA negotiates its services on a case-by-case basis. Customers may choose to use services from companies other than FTA. Such actions will adversely affect FTA’s financial condition and results of operations.

FTA’s operational and financial systems are unsophisticated.

FTA has very recently introduced a measure of automation into its operational and financial systems to eliminate manual books and records. This has entailed a significant change for management and the work force. To the extent that new IT-based systems are not properly maintained and updated because of a lack of diligence or knowledge on the part of the operators, FTA’s business is likely to be adversely affected.

Risks Associated With Our Securities

Until recently, we were a shell company, the fact of which makes it currently impossible for those who purchase unregistered shares to rely on Rule 144 to re-sell those unregistered shares.

The shares we are offering through this registration statement are registered, and we currently have no plans to issue unregistered shares. However, were we to issue un registered shares, investors who bought such unregistered shares from us may not rely on Rule 144 to allow them to re-sell such shares, because until our acquisition of FTA on December 22, 2014 , we were a shell company. We had no operations and nominal non-cash assets. Even now that we are no longer a shell company , any investor who purchases unregistered shares from us – and any affiliate of the Company who holds shares, regardless of how that affiliate came to hold such shares – may not rely on Rule 144 as a basis for their re-sale until December 22, 2015, and even then may not do so unless we have filed all reports and material required to be filed by Section 13 of the Securities Exchange Act of 1934 for the twelve months preceding such time as the shareholder wished to re-sell their shares.

The conversion  rate  for our Series B Convertible Preferred Stock may lead to significant shareholder dilution and a corresponding drop in the market price of common stock.

Each share of Series B Preferred Stock may be convertible, at any time by the respective holder, into the number of shares of the Corporation’s Common Stock, equal to the price paid for the share of Series B Preferred Stock, divided by ten times the par value of the Common Stock at the time of conversion, subject to adjustment as may be determined by the Board of Directors from time to time (the “Conversion Rate”). For example, assuming a $1,000 price per share of Series B Preferred Stock, and a par value of $0.0001 per share for Common Stock, each share of Series B Preferred Stock would be convertible into 1,000,000 shares of Common Stock. Currently there are 171 shares of Preferred Class, Series B stock issued and outstanding , all at a face value of $1,000 per share . This means that each of the 171 shares of Preferred B stock can be converted into 1,000,000 shares of common stock, for a total of 171,000,000 new shares of common stock potentially issuable as a result of conversions from our already-issued shares of Preferred B stock. We have attempted to limit the potential conversion of Preferred B shares into common shares by stipulating in all agreements wherein we issue shares of Preferred B stock, that the holder of such shares may not convert more shares of Preferred B stock than that which would result in the issuance of more than 9.9% of the issued and outstanding shares of the common stock of the Company. However, even with that limitation , the number of shares of common stock which are potentially issuable as a result of conversions of Preferred Stock, Series B is substantial .

Furthermore, any dilution may cause the market price of the common stock to decline further, resulting in additional dilution and a continued potential adverse effect on the common stock price thereafter. To the extent that the holders of our Series B Convertible Preferred Stock convert part of their Series B Convertible Preferred Stock and sell the common stock into the market, this could result in an imbalance of supply and demand for our common stock and reduce its price.

In addition to affecting the market price of our common stock and diluting the value of each share of common stock for existing shareholders, the conversion rate and the effects that it may have may also make it more difficult for us to raise capital in the future, which could adversely affect our ability to operate or grow our business.

The number of shares of common stock into which our Series B Convertible Preferred Stock is convertible is currently limited to 9.9% of the outstanding shares of our common stock based on the subscription agreement.

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If we issue shares of preferred stock with superior rights as compared to our common stock, it could result in the decrease the value of our common stock.

Our board of directors is authorized to issue up to 100,000,000 shares of preferred stock. As of the date of this prospectus, we have issued 171 shares of preferred stock (all of them shares of preferred stock, Series B). Our Board of Directors has the power to establish the dividend rates, liquidation preferences, voting rights, redemption and conversion terms and privileges with respect to any series of preferred stock. The issuance of any shares of preferred stock having rights superior to those of the common stock may result in a decrease in the value or market price of the common stock. Holders of preferred stock may have the right to receive dividends, certain preferences in liquidation and conversion rights.

We have additional securities available for issuance, which, if issued, could adversely affect the rights of the holders of our common stock.

Our Articles of Incorporation authorize the issuance of 800,000,000 shares of our common stock and 100,000,000 shares of preferred stock. The common stock or preferred stock can be issued by our Board of Directors, without stockholder approval. Any future issuances of our common stock would further dilute the percentage ownership of our common stock held by public stockholders.

Trading on the over-the-counter market may be volatile and sporadic, which could depress the market price of our common stock and make it difficult for our stockholders to resell their shares.

Our common stock is quoted on the over-the-counter market of the Financial Industry Regulatory Authority (the “OTCQB”). Trading in stock quoted on the OTCQB is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with our operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance. Moreover, the OTCQB is not a stock exchange, and trading of securities on the OTCQB is often more sporadic than the trading of securities listed on a quotation system like Nasdaq or a stock exchange like Amex. These factors may result in investors having difficulty reselling any shares of our common stock.

Because our common stock is quoted and traded on the OTCQB, short selling could increase the volatility of our stock price.

Short selling occurs when a person sells shares of stock which the person does not yet own and promises to buy stock in the future to cover the sale. The general objective of the person selling the shares short is to make a profit by buying the shares later, at a lower price, to cover the sale. Significant amounts of short selling, or the perception that a significant amount of short sales could occur, could depress the market price of our common stock. In contrast, purchases to cover a short position may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the OTCQB or any other available markets or exchanges. Such short selling if it were to occur could impact the value of our stock in an extreme and volatile manner to the detriment of our shareholders.

Our stock price is likely to be highly volatile because of several factors, including a limited public float.

The market price of our common stock is likely to be highly volatile because there has been a relatively thin trading market for our stock, which causes trades of small blocks of stock to have a significant impact on our stock price. You may not be able to resell shares of our common stock following periods of volatility because of the market’s adverse reaction to volatility.

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Other factors that could cause such volatility may include, among other things:

●	potential investigations, proceedings or litigation that involves or affects us;

●	risk that we will not be able to remediate identified material weaknesses in our internal control over financial reporting and disclosure controls and procedures;

●	risks related to failure to obtain adequate financing on a timely basis and on acceptable terms for our planned exploration and development projects;

●	actual or anticipated fluctuations in our operating results;

●	the absence of securities analysts covering us and distributing research and recommendations about us;

●	we expect our actual operating results to continue to fluctuate;

●	we may have a low trading volume for a number of reasons, including that a large amount of our stock is closely held;

●	overall stock market fluctuations;

●	economic conditions generally and in the internet technology industries in particular;

●	announcements concerning our business or those of our competitors or vendors;

●	our ability to raise capital when we require it, and to raise such capital on favorable terms;

●	changes in financial estimates by securities analysts or our failure to perform as anticipated by the analysts;

●	conditions or trends in the industry;

●	changes in market valuations of other similar companies;

●	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships or joint ventures;

●	future sales of common stock;

●	actions initiated by the SEC or other regulatory bodies;

●	existence or lack of patents or proprietary rights;

●	departure of key personnel or failure to hire key personnel; and

●	general market conditions.

Any of these factors could have a significant and adverse impact on the market price of our common stock. In addition, the stock market in general has at times experienced extreme volatility and rapid decline that has often been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

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Because the SEC imposes additional sales practice requirements on brokers who deal in our shares that are penny stocks, some brokers may be unwilling to trade them. This means that you may have difficulty inreselling your shares and may cause the price of the shares to decline.

Our stock is a penny stock. The SEC has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in, and limit the marketability of, our common stock.

In addition to the “penny stock” rules promulgated by the SEC, the Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative, low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock.

Our Securities not currently eligible for sale under Rule 144 and any future sales of our securities may be adversely affected by our failure to file all reports required by the Exchange Act.

Rule 144 as promulgated under the Securities Act is not available for the resale of securities initially issued by a shell company (reporting or non-reporting) or a former shell company, unless certain conditions are satisfied. We are a former shell company. As a result, our securities cannot be resold under Rule 144 unless certain conditions are met. These conditions are:

●	the issuer of the securities has ceased to be a shell company;

●	the issuer is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act;

●	the issuer has filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months, other than Form 8-K reports; and

●	one year has elapsed since the issuer has filed current ‘‘Form 10 information’’ with the Commission reflecting its status as an entity that is no longer a shell company.

The Current Report filed with the SEC on December 22, 2014 contained Form 10 information reflecting our status as an entity that is no longer a shell company, but one year must elapse from the filing date of that Current Report in order for our securities to be eligible for sale under Rule 144, provided the other conditions set forth above are satisfied. No assurance can be provided that we will be compliant with these conditions. If after one year has elapsed from the filing date of the Current Report we, as a former shell company, ever fail to file all reports and other materials required to be filed by Section 13 or 15 (d) of the Exchange Act, as applicable, during the preceding 12 months, our securities will not be eligible to be resold under Rule 144.

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While our shares are quoted on the OTCQB, we are required to remain current in our filings with the SEC  in order for our shares of common stock to remain quoted on the OTCQB and not be delisted to the OTC Pink Sheets.

While the common stock is quoted on the OTCQB, we will be required to remain current in our filings with the SEC in order for shares of the common stock to be eligible for quotation on the OTCQB. In the event that we become delinquent in our required filings with the SEC, quotation of the common stock on the OTCQB will be terminated following a 30 day grace period if we do not make our required filing during that time, and quotation of our shares of common stock will continue on the OTC Pink Sheets under the “Limited Information” tier. Given the reduced transparency of companies on the OTC Pink Sheets – Limited Information tier, trading for companies li sted on this tier tends to be more attenuated and/or unpredictable. Therefore, if the common stock is not eligible for quotation on the OTCQB, investors in the common stock may find it difficult to sell their shares.

We have never paid dividends and have no plans to in the future.

Holders of shares of our common stock are entitled to receive such dividends as may be declared by our Board of Directors. To date, we have paid no cash dividends on our shares of common stock and we do not expect to pay cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, to provide funds for operation of our business. Therefore, any return to investors in our common stock will have to be in the form of appreciation, if any, in the market value of their shares of common stock.

Risks Related to this Offering

If you purchase the common stock sold in this offering, you will experience immediate and substantial dilution in your investment. You will experience further dilution if we issue additional equity securities in future fundraising transactions.

You will suffer substantial dilution with respect to the net tangible book value of the common stock you receive in this offering. Based on our net tangible book value as of December 31, 2014, if you receive shares of common stock in this offering, you will suffer immediate and substantial dilution with respect to the net tangible book value of the common stock. See the section entitled “Dilution” on page 13 of this prospectus for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

Holders of our outstanding debt and any preferred stock that we may offer have liquidation and other rights that are senior to the rights of the holders of our common stock, and any future issuance of debt or preferred stock could adversely affect the market price of our common stock.

As of December 31, 2014, we had outstanding approximately $19,637 aggregate principal amount of Convertible Debentures, and we may incur additional indebtedness in the future. Upon any voluntary or involuntary liquidation, dissolution or winding up, payment will be made to holders of our debt and, if preferred stock is issued, preferred stock, before any payment is made to the holders of our common stock. This will reduce the amount of our assets, if any, available for distribution to holders of our common stock. Because our decision to issue debt and preferred stock is dependent on market conditions and other factors that may be beyond our control, we cannot predict or estimate the amount, timing or nature of our future issuances. Any such future issuance could reduce the market price of our common stock.

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Implications of Being an Emerging Growth Company

We qualify as an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from specified disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

●

being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced "Management's Discussion and Analysis of Financial Condition and Results of Operations" disclosure;

●	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

●	reduced disclosure obligations regarding executive compensation; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We can take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we were to generate more than $1.0 billion in annual revenues, have more than $700.0 million in market value of our capital stock held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period. As an emerging growth company, we may choose to take advantage of some, but not all, of the available exemptions. We have taken advantage of some reduced reporting burdens in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

SELECTED FINANCIAL DATA

The following selected financial data is based on common stock and per share data from our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and the pro forma financial statements also contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 , filed on April 14, 2015. Below that we have included financial data selected from our Quarterly Report on Form 10-Q for the first fiscal quarter ended March 31, 2015.

Selected Data from Pro Forma Consolidated Statements of Operations*

	Twelve Months Ended December 31, 2014
	Historical	Pro Forma

Loss from continuing operations	$357,746	$364,912
Basic and diluted loss per share:
Continuing operations	$(0.34)	$(0.35)
Weighted basic and diluted average shares outstanding:	1,038,755	1,038,755

____________

* The Company included pro forma financial statements in its Annual Report on Form 10-K filed on April 14, 2015 to report the effects of a transaction related to the acquisition of Federal Technology Agency, Inc. that was consummated on December 22, 2014.

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Selected Data from Consolidated Statements of Operations and Comprehensive Loss

	Year Ended December 31,
	2014	2013
Basic loss per share:
Continuing operations	$(0.34)	$(0.17)
Other loss	(19.79)	-
	$(20.13)	$(0.17)
Diluted loss per share:
Continuing operations	$(0.34)	$(0.17)
Other loss	(19.79)	-
	$(20.13)	$(0.17)
Loss from continuing operations:
Basic	$463,921	$83,872
Diluted	$463,921	$83,872

Gain (loss) from discontinued operations	$(20,452,964)	$19,826

Weighted average shares outstanding:
Basic	1,038,755	368,200
Diluted	1,038,755	368,200

Consolidated Statements of Comprehensive Loss
Net loss	$20,916,885	$64,046
Comprehensive loss	$20,914,264	$64,046

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Selected Data from Unaudited Consolidated Statements of Operations

	For the Three Months Ended March 31,
	2015	2014

REVENUES	$58,965	$-
Cost of goods sold	31,754	-
GROSS PROFIT	27,211	-

EXPENSES
Total Expenses	$89,962	13,157

LOSS BEFORE OTHER INCOME (EXPENSE)	(62,571)	(13,157)

OTHER INCOME (EXPENSE):
Gain on derivative liability	9,437	-
Loss on acquisition	(240,007,725)	-
Interest expense	(310)	(2,550)
Finance charge	(1,516)	-
Other income	21	-
Total Other Income (Expense)	(240,000,093)	(2,550)

NET LOSS	(240,062,844)	(15,707)
BASIC AND DILUTED LOSS PER COMMON SHARE	$(160)	$(0.04)

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USE OF PROCEEDS

Because we are offering a large proportion of these shares with respect to a Share Purchase Agreement, acquisition and for services supplied to the Company and of which the consideration has already been paid, we will not receive any proceeds from the sale of 1,137,500 of the 1,387,500 common stock being offered hereby.

Proceeds from the remainder 250,000 shares of the common stock being offered will be used to cover development expenses for the online technology services; for acquisition of suitable premises, for the hiring of necessary personnel, and for general corporate purposes.

The Company’s public offering of 250,000 shares is being made on a self-underwritten basis: no minimum number of shares must be sold in order for the offering to proceed. The offering price per share is $4.00. The following table sets forth the uses of proceeds assuming the sale of 10%, 25%, 50% and 100%, respectively, of the securities offered for sale by the Company. There is no assurance that we will raise the full $1,000,000 as anticipated.

(1)	If 10% of	If 25% of	If 50% of	If 100% of
	Shares	Shares	Shares	Shares
	Sold	Sold	Sold	Sold
GROSS PROCEEDS FROM THIS OFFERING	$100,000	$250,000	$500,000	$1,000,000
Legal and Accounting fees
	$55,000	$55,000	$55,000	$55,000
Costs associated with being a “reporting issuer”	-	15,000	30,000	60,000
Set up office	45,000	45,000	170,000	185,000
Research & Development of Internet Technology Services	-	135,000	100,000	400,000
Set up Advertising and Marketing Program	-	-	145,000	300,000
Total	$100,000	$250,000	$500,000	$1,000,000

_________________

(1)	Expenditures for the 12 months following the completion of this offering. The expenditures are categorized by significant area of activity.

DILUTION

Your interest in the securities that you will receive will be diluted by an amount equal to the difference between the price at which you receive the securities and the net tangible book value per share of 250,000 common stock after this offering. We calculate net tangible book value per share by dividing our net tangible book value (total assets less intangible assets and total liabilities) by the number of outstanding shares of common stock. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the as-adjusted net tangible book value per share of our common stock immediately after giving effect to this offering.

Our net tangible book value at December 31, 2014 was a deficit of approximately $271,399, or $0.18 per share of common stock. After giving effect to the issuance of 250,000 shares of our common stock in this offering for no additional consideration, excluding the issuance of 1,000,000 shares of our common stock to Evotech Capital S.A. per the Current Report Amended filed with the SEC on May 1, 2014, and after deducting estimated offering expenses paid by us, our adjusted net tangible deficit at December 31, 2014 would be $21,399, or $0.01 per share. This represents an immediate increase in as-adjusted net tangible book deficit of $0.66 per share to existing shareholders and an immediate decrease of net tangible book deficit of $3.34 per share to the investor in this offering. The following table illustrates this per share dilution:

Offering price per share		$4.00
Net tangible book value per share as of December 31, 2014	$(0.18)
Increase per share attributable to the investor purchasing our common stock in this offering	$0.17
As adjusted net tangible book value per share as of December 31, 2014, after giving effect to this offering		$(0.01)
Increase in net tangible book deficit per share to the investor in this offering		$3.99

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These calculations are based on 1,500,378 shares outstanding as of December 31, 2014 plus the issuance of 250,000 shares of our common stock in this offering and the previously issued 70,000 shares of our common stock to the investor on December 22, 2014 and 67,500 shares of our common stock to our CEO, Abraham Dominguez Cinta for contributed services but exclude the following issuances:

●	1,000,000 shares of our common stock sold to Evotech Capital S.A. pursuant to a Share Purchase Agreement filed as a Current Report with the SEC on May 1, 2014; and

●

136,820 shares of our common stock issuable upon the exercise of an outstanding warrant with an exercise price equal to seventy five (75%) percent of the volume weighted average closing price per shares of the Company’s common stock for the five (5) trading days immediately preceding the Company’s receipt of notice of exercise of the Warrant that expire on the December 22, 2016.

SELLING SECURITY HOLDERS

On April 22, 2014, the Company entered into a Stock Purchase Agreement (the “Evotech SPA”), filed as Exhibit 10.3 with Evotech Capital S.A., a privately-held company organized under the laws of the British Virgin Islands, and David C. Merrell and Michael C. Brown, which was closed on April 30, 2014. Mr. Merrell was our principal shareholder, owning approximately 50% of the Company’s pre-Evotech SPA outstanding voting securities; and Mr. Brown owns approximately 4.5% of the Company’s pre-Evotech SPA outstanding voting securities. Under the Evotech SPA, Evotech acquired 1,000,000 shares of our common stock.

As of the closing date of these transactions and the filing date of this Registration Statement, 1,000,000 of the shares of the Common Stock have been issued to Evotech Capital S.A. but not registered.

On December 22, 2014, the Company completed the majority acquisition of Federal Technology Agency, Inc., a Delaware corporation (“FTA”) from sole owner of FTA Roger Ng, through the purchase from Mr. Ng of 7,000 shares of FTA common stock representing 70% of the issued and outstanding capital stock of FTA (the “Transaction”) in exchange for $20,000,000 worth of the Company’s Series B Preferred Stock, plus $280,000 worth of restricted common shares of the Company for 70,000 shares of FTA representing seventy (70%) percent of the total issued and outstanding shares of FTA at closing in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act pursuant to that certain Stock Purchase Agreement (the “FTA Stock Purchase Agreement”), filed as Exhibit 10.1, dated December 22, 2014, by and among the Company and Roger Ng (the “Seller”), an individual resident of the State of California and a shareholder of FTA.

Mr. Ng was additionally transmitted warrants to purchase up to an aggregate of 10% of the GEZC’s outstanding common stock provided however that such execution shall not result in Ng holding of excess of 9.9% of the outstanding common shares issued. The warrant expires on December 22, 2016. The warrant grants Mr. Roger Ng to purchase up to an aggregate of ten (10%) percent of the Company’s outstanding common stock having an exercise price equal to seventy five (75%) percent of the volume weighted average closing price per shares of the Company’s common stock for the five (5) trading days immediately preceding the Company’s receipt of Roger Ng’s notice of exercise of the warrant, which may be exercised in whole or in part, at any time and from time to time from and after six (6) months from the date of the closing but shall expire after twenty four (24) months from the date of the closing. These warrants created a derivative liability in the amount of $256,551 as of our most recent fiscal year ended December 31, 2014.

As of the closing date of these transactions and the filing date of this Registration Statement, 70,000 shares of the non-registered Common Stock have been issued to Roger Ng.

For contributed services to the Company rendered by Abraham Dominguez Cinta, the sole Director and officer of GEZC, pursuant to the Management and Consulting Agreement, filed as Exhibit 10.4 dated May 1, 2014, between Abraham Dominguez Cinta and GEZC, 67,500 non-registered common shares issued as consideration for those services rendered to the Company are to be registered.

As of the closing date of these transactions and the filing date of this Registration Statement, 67,500 shares of the non-registered Common Stock have been issued to Abraham Dominguez Cinta.

The following table shows the following information about the Selling Stockholders:

●	the number of shares of our common stock that the Selling Stockholders beneficially owned as of the business day immediately prior to the filing of our Registration Statement;

●	the number of shares covered by this Prospectus; and

●	the number of shares to be retained after this offering, if any.

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All figures in this table assume the issuance and subsequent disposition of all shares. As represented to us by the Selling Shareholders, none of the Selling Shareholders are broker-dealers or affiliates of broker-dealers.

Name	Total Number of Shares Owned Prior to Offering		Percentage of Share Owned Prior to Offering	Number of Shares Being Offered	Total Number of Shares Owned After the Offering Assuming All of the Shares Registered Herein are Sold in the Offering	Percentage of Shares Owned After the Offering Assuming All of the Shares are Sold in the Offering

Evotech Capital S.A. [1]	1,000,000	[2]	100%	1,000,000	0	0
Abraham Dominguez Cinta	67,500	[3]	100%	67,500	0	0
Roger Ng	70,000	[4]	100%	70,000	0	0

______________

(1)	Dispositive and voting control over shares held by Evotech Capital S.A. belongs to Benjamin Chen, managing partner of Evotech.

(2)	Shares were issued pursuant to the Evotech Stock Purchase Agreement but have not been registered.

(3)	Shares were issued pursuant for contributed service by Abraham Dominguez Cinta but have not been registered.

(4)	Shares were issued pursuant to the FTA Stock Purchase Agreement but have not been registered.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

A summary of any material United States federal income tax consequences to persons investing in the securities offered by this prospectus may be set forth in an applicable prospectus supplement. Any such summary will be presented for informational purposes only, however, and will not be intended as legal or tax advice to prospective investors. Prospective investors of securities are urged to consult their own tax advisors prior to investing in the securities.

PLAN OF DISTRIBUTION

We have agreed to register shares of common stock that were issued to the investors offered by this prospectus in exchange for the services that were provided by the investors, shares of common stock that were issued for the acquisition of FTA to Roger Ng, and shares of common stock that were issued to Evotech Capital S.A. pursuant to a Stock Purchase Agreement No underwriters or agents were engaged by us for this transaction. We estimate the total expenses of this offering will be approximately $20,000.

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Plan of Distribution for the Company’s Public Offering of 250,000 Shares

GEZC has 1,500,878 common shares of common stock issued and outstanding as of the date of this prospectus. 1,387,500 shares of the Company’s common stock are being registered for sale at the price of $4.00 per share. There is no arrangement to address the possible effect of the offering on the price of the stock. In connection with the Company’s selling efforts in the offering, Mr. Abraham Dominguez Cinta will not register as a broker-dealer pursuant to Section 15 of the Exchange Act, but rather will rely upon the “safe harbor” provisions of SEC Rule 3a4-1, promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Generally speaking, Rule 3a4-1 provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with an issuer that participate in an offering of the issuer’s securities. Mr. Cinta is not subject to any statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act. Mr. Cinta will not be compensated in connection with his participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in our securities. Mr. Cinta is not, nor has he been within the past 12 months, a broker or dealer, and he is not, nor has he been within the past 12 months, an associated person of a broker or dealer. At the end of the offering, Mr. Cinta will continue to primarily perform substantial duties for the Company or on its behalf otherwise than in connection with transactions in securities. Mr. Cinta will not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on Exchange Act Rule 3a4-1(a)(4)(i) or (iii).

GEZC will only receive proceeds from the sale of the 250,000 of the 1,387,500 shares being offered. The price per share is fixed at $4.00 for the duration of this offering. Our common stock is listed on the OTCQB under the symbol GEZC.

The Company’s shares may be sold to purchasers from time to time directly by and subject to the discretion of the Company. Further, the Company will not offer its shares for sale through underwriters, dealers, agents or anyone who may receive compensation in the form of underwriting discounts, concessions or commissions from the Company and/or the purchasers of the shares for whom they may act as agents. The shares of common stock sold by the Company may be occasionally sold in one or more transactions; all shares sold under this prospectus will be sold at a fixed price of $4.00 per share.

In order to comply with the applicable securities laws of certain states, the securities will be offered or sold in those only if they have been registered or qualified for sale; an exemption from such registration or if qualification requirement is available and with which GEZC has complied. In addition and without limiting the foregoing, the Company will be subject to applicable provisions, rules and regulations under the Exchange Act with regard to security transactions during the period of time when this Registration Statement is effective. GEZC will pay all expenses incidental to the registration of the shares (including registration pursuant to the securities laws of certain states).

Terms of the Offering

The shares will be sold at the fixed price of $4.00 per share until the completion of this offering. There is no minimum amount of subscription required per investor, and subscriptions, once received, are irrevocable. This offering will commence on the date of this prospectus and continue for a period of 12 months. At the discretion of our board of director, we may discontinue the offering before expiration of the 12 month period.

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Penny Stock Rules

Our stock is a penny stock.The SEC has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions.Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”.The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse.The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market.The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account.The bid and offer quotations and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation.In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules.Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.We believe that the penny stock rules discourage investor interest in, and limit the marketability of, our common stock.

In addition to the “penny stock” rules promulgated by the SEC, Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer.Prior to recommending speculative, low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information.Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers.The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock.

The Securities Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks” as such term is defined by Rule 15g-9. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or provided that current price and volume information with respect to transactions in such securities is provided by the exchange).

The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act. The shares will remain penny stock for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in our company will be subject to the penny stock rules.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Commission, which: (i) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (ii) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities’ laws; (iii) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and significance of the spread between the bid and ask price; (iv) contains a toll-free telephone number for inquiries on disciplinary actions; (v) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (vi) contains such other information and is in such form as the Commission shall require by rule or regulation. The broker-dealer also must provide to the customer, prior to effecting any transaction in a penny stock, (i) bid and offer quotations for the penny stock; (ii) the compensation of the broker-dealer and its salesperson in the transaction; (iii) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (iv) monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

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DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock

We are authorized to issue 800,000,000 shares of common stock, $0.0001 par value per share. There are currently 1,500,878 shares of common voting stock issued and outstanding. The holders of our common stock are entitled to one vote per share on each matter submitted to a vote at a meeting of our shareholders.

Our shareholders have no pre-emptive rights to acquire additional shares of our common stock or other securities; nor shall our shareholders be entitled to vote cumulatively in the election of directors or for any other purpose with the exception of Mr. Roger Ng’s Warrant outlined below under the heading “Outstanding Options, Warrants or Calls”. Our common stock is not subject to redemption rights and carries no subscription or conversion rights. All shares of the common stock now outstanding are fully paid and non-assessable.

Outstanding Options, Warrants or Calls

There are no outstanding options or calls to purchase any of our common stock.

On April 30, 2014 the Company issued 1,000,000 shares of common stock for $1,000 ($.001 per share) to Evotech Capital, S.A., which resulted in a change in control of the company. In connection to this transaction, the Company issued former officers and directors, David C. Merrell and Michael C. Brown, a collective three year stock warrant with a cashless feature at an exercise price of $0.20 per share to acquire the greater of 13,682 shares of the Company’s common stock (which is 1% of the post-Evotech SPA outstanding shares) or the number of shares equal to 1% of the fully-diluted outstanding shares of the Company’s common stock during such three year period, or to the Market Maturity date, whichever is sooner.

Pursuant to the acquisition of Federal Technology Agency, Inc. and the terms of the Stock Purchase Agreement of December 22, 2014 between the Company and Mr. Roger Ng, Roger Ng was transmitted warrants to purchase up to an aggregate of 10% of the GEZC’s outstanding common stock provided however that such execution shall not result in Ng holding of excess of 9.9% of the outstanding common shares issued. The warrant expires on December 22, 2016. The warrant grants Mr. Roger Ng to purchase up to an aggregate of ten (10%) percent of the Company’s outstanding common stock having an exercise price equal to seventy five (75%) percent of the volume weighted average closing price per shares of the Company’s common stock for the five (5) trading days immediately preceding the Company’s receipt of Roger Ng’s notice of exercise of the warrant, which may be exercised in whole or in part, at any time and from time to time from and after six (6) months from the date of the closing but shall expire after twenty four (24) months from the date of the closing.

Listing

Our outstanding shares of common stock are listed on the OTCQB under the symbol “GEZC.”

Dividend Rights

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payment of dividends will depend on our earnings and financial position and such other factors, as the Board of Directors deems relevant.

Our future dividend policy cannot be ascertained with any certainty, and if and until we determine to engage in any business or we complete any acquisition, reorganization or merger, no such policy will be formulated.  There are no material restrictions limiting, or that are likely to limit, our ability to pay dividends on our securities.

However, we did declare a stock dividend of 100 for 1 in November, 2007, as part of our Recapitalization.

Voting Rights

Each share of common stock entitles the holder to one vote at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of common stock holding, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

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Provisions Limiting Change of Control

There is no provision in our Articles of Incorporation or Bylaws that would delay, defer, or prevent a change in control of our Company.

Amendments to the Restated Certificate of Incorporation and Amended and Restated Bylaws

Any amendment to our restated certificate of incorporation requires the approval of the Board of Directors.

Any amendment to our amended and restated bylaws will be made by the Board of Directors.

Other Rights

We will notify common stockholders of any stockholders’ meetings according to the terms of our bylaws and applicable law. If we liquidate, dissolve or wind-up our business, either voluntarily or not, common stockholders will share equally in the assets remaining after we pay our creditors and preferred stockholders. The holders of common stock have no preemptive rights to purchase our shares of stock. Shares of common stock are not subject to any redemption or sinking fund provisions and are not convertible into any of our other securities.

Anti-Takeover Provisions under Delaware Law, our Restated Certificate of Incorporation and Amended and Restated Bylaws

Certain provisions in our restated certificate of incorporation and amended and restated bylaws may encourage persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the board of directors rather than pursue non-negotiated takeover attempts.

Board of Directors

Our restated certificate of incorporation, as amended, and our bylaws states that the number of Directors comprising the Board of Directors will be designated by the board of directors from time to time, except that in the absence of any such designation, such number shall be three. At the time of this filing, Abraham Dominguez Cinta is the sole member of the Board of Directors of the Company.

Advance Notice of Stockholder Nominations and Stockholder Business

Our bylaws require written notice of any stockholder proposal for business at an annual meeting of stockholders, or any stockholder director nomination for an annual meeting of stockholders, must be received not more than 60 days nor less than 10 days prior to the time as the Board of Directors shall each year fix, which date shall be within thirteen (13) months of the last annual meeting of stockholders or, if no such meeting has been held, the date of incorporation. In the event of a special meeting, or if the date for the annual meeting is changed by more than 30 days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, date, and time of the adjourned meeting shall be given in conformity herewith. This provision may have the effect of precluding a nomination for the election of directors at a particular annual meeting if the proper procedures are not followed and may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

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Preferred Stock

Our restated certificate of incorporation authorizes the issuance of up to 100 million shares of preferred stock. The board of directors can set the voting rights, redemption rights, conversion rights and other rights relating to such preferred stock and could issue such stock in either private or public transactions. In some circumstances, the preferred stock could be issued and have the effect of preventing a merger, tender offer or other takeover attempt that the board of directors opposes.

Business Combinations Under Delaware Law

We are a Delaware corporation and are subject to Section 203 of the DGCL. Section 203 prevents a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of our outstanding voting stock, or an “interested stockholder,” from engaging in certain business combinations with us for three years following the time that the interested stockholder became an interested stockholder. These restrictions do not apply if:

●

before the person became an interested stockholder, our board of directors approved either the business combination or the transaction in which the interested stockholder became an interested stockholder;

●

upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of our outstanding voting stock at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and stock held by certain employee stock plans; or

●

following the transaction in which the person became an interested stockholder, the business combination is approved by both our board of directors and the holders of at least two-thirds of our outstanding voting stock not owned by the interested stockholder.

Section 203 defines a “business combination” to include (1) any merger or consolidation involving the corporation and an interested stockholder; (2) any sale, lease, transfer, pledge or other disposition involving an interested stockholder of 10% or more of the assets of the corporation; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to an interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by an interested stockholder of any loans, guarantees, pledges or other financial benefits provided by or through the corporation.

Limitation of Liability and Indemnification of Officers and Directors

Delaware law authorizes corporations to limit or eliminate the personal liability of officers and directors to corporations and their stockholders for monetary damages for breach of officers’ and directors’ fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, officers and directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, officers and directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables corporations to limit available relief to equitable remedies such as injunction or rescission.

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Our restated certificate of incorporation limits the liability of our officers and directors to us and our stockholders to the fullest extent permitted by Delaware law. Specifically, our officers and directors will not be personally liable for monetary damages for breach of an officer’s or Director’s fiduciary duty in such capacity, except for liability:

●	for any breach of the officer’s or director’s duty of loyalty to us or our stockholders;

●	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

●	for any transaction from which the officer or director derived an improper personal benefit.

The inclusion in our restated certificate of incorporation of a provision indemnifying our officers and directors to the fullest extent permitted by Delaware law may reduce the likelihood of derivative litigation against our officers and Directors, and may discourage or deter stockholders or management from bringing a lawsuit against our officers and directors for breach of their duty of care, even though such an action, if successful, might have otherwise benefitted us and our stockholders.

Both our restated certificate of incorporation and amended and restated bylaws provide indemnification to our officers and Directors and certain other persons with respect to certain matters to the maximum extent allowed by Delaware law as it exists now or may hereafter be amended. These provisions do not alter the liability of officers and Directors under federal securities laws and do not affect the right to sue (nor to recover monetary damages) under federal securities laws for violations thereof.

Transfer Agent

Jersey Stock Transfer LLC, 201 Bloomfield Avenue, Suite 26, Verona, NJ 07004, is our transfer agent and registrar for our common stock.

DESCRIPTION OF BUSINESS

Organization and Corporate History

Go Ez Corporation ( “we”, “us” or “the Company”) was incorporated on April 19, 1979, as Energy Recovery Corporation in the State of Delaware for the purpose of providing accounting, personnel recruiting and general business consulting. The business operations were unsuccessful and ceased in 1989. There were no significant operations between 1989 and 2014.

On May 7, 2014, in connection with a change of control and management , we changed our name to Go EZ Corporation , and implemented a new business plan focusing on the development of technology and internet-based businesses . In furtherance of such plans, o n December 22, 2014, we acquired 70% of the beneficial ownership of Federal Technology Agency, Inc., a Delaware corporation (“FTA” ), a provider of computer software programming, testing and development services to tech companies such as Apple, Yahoo! and Google .

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In addition, on January 21, 2015, we acquired all of the assets and operations of Cellular of Miami Beach, Inc., a Florida corporation, and inserted the acquired assets and operations into our newly-created wholly-owned subsidiary, Glophone International, Inc., a Florida corporation (“Glophone”). Since having acquired such assets and operations, Glophone is now a retail seller of smartphones and smartphone accessories.

Federal Technology Agency

FTA’s current principal service is the performance of the following three internet technology services on behalf of large software and internet-based businesses : a) full unit testing, b) framework design and analysis , and c) development, implementation, and quality assurance testing.

Full Unit Testing

Full unit testing is a s oftware testing method by which individual units of  “ source code ” – sets of one or more computer program modules together with associated control data, usage procedures, and operating procedures – are tested to determine whether they are fit to be included in the overall software program under evaluation by the client. FTA perform s full unit testing for large software and internet-based businesses.

Framework Design

A framework is a layered structure indicating what kind of programs can or should be built and how they would interrelate. Examples include: resource description framework; internet business framework; send policy framework; and Zachman framework. FTA performs framework design and analysis to help its clients determine whether a program can be built at all, given its interaction with other software applications already part of the overall program.

Quality Assurance (QA) Testing

Quality assurance (QA) testing is the systematic process of reducing risk of application failures. FTA engages in QA testing on a contract project basis for larger internet and tech businesses.

Customers

FTA has a contract with the tech referral agency CyberCoders, Inc., a subsidiary of On Assignment Inc., to provide full unit, framework and QA testing services to end-use business customers such as Apple, Yahoo! and Google. The contract forms an arrangement wherein CyberCoders, in its discretion, may assign FTA to complete certain projects of the varieties d e scribed above on behalf of certain tech (internet and software) clients. This contract, however, does not guarantee that FTA will be provided any work , nor does it require CyberCoders to confer any special treatment to FTA in regards to which , or how many, assignments FTA is to receive relative to other tech support service companies offering the same services FTA provid es .

FTA may also use other referral agencies, such as Kelly Services, Inc., to locate projects of the kind in which FTA specializes. Finally, FTA may reach out directly to tech companies and inquire as to the availability of such projects.

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Distribution Method

FTA offers their services through CyberCoders, Inc., a subsidiary of On Assignment Inc., a leading global provider of in-demand, skilled professionals that matches FTA with clients in need of FTA ’s internet technology services.

FTA does not have employees, nor does it have a sales force . FTA does not pay for any advertisements.

Glophone

Our subsidiary Glophone, Inc. is a newly-incorporated Florida corporation into which was placed the operations and assets of another corporation, Cellular of Miami Beach. The owners of Cellular of Miami Beach received securities from the Company in exchange for all of the assets and operations of Cellular of Miami Beach. Those operations, which continue now under the new name Glophone , are: a) a retail store , selling cell phones, cell phone accessories, and cell phone plans, located in the city of Miami Beach, Florida, and b) a virtual store , branded as “Glomobile Storefront” and accessible through Amazon.com and Ebay.com.

Products

From its retail store in Miami Beach, Glophone sells cell phones and accessories from third party manufacturers, as well as three products that are particular to Glophone.

1.

The “ G O EZ” brand selfie stick retails through the Glomobile Storefront virtual sto re for US$6.25 . It is manufactured for Glophone by KingFitz, a third-party manufacturer in China . 2500 units have been ordered by Glophone and delivered by KingFitz, with approximately 2000 units sold from February 2015 through the end of May 2015 .

2.

The “Flamingo 305 Energizer” battery charger case for iPhone 6 retails for US$29.95 through the Glomobile Storefront virtual store on Amazon.com. It is manufactured for Glophone by KingFitz. Through the end of May 2015, 200 such battery chargers have been manufactured by KingFitz, with approximately 150 sold.

3.

The “GO EZ ” brand “s martwatch ” for Android and IOS smartphones was manufactured for Glophone by KingFitz, with 150 units manufactured and all 150 units sold. Additional development of the product is underway in order to improve the user experience, before additional units of this item will be ordered.

Glophone uses four independent contractors to staff the retail and online stores.

DESCRIPTION OF PROPERTY

Glophone has one retail store , of approximately 700 square feet , located at 6782 Collins Avenue, Miami Beach, Florida 33141 , which also serves as our physical mailing address . FTA has its own leased office space, at 1047 Amarillo Avenue, Palo Alto, California 94303.

We have no other facilities.

LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings involving the Company or either of its subsidiaries .

The validity of the securities being offered by this prospectus has been passed upon for us by Lorin A. Rosen, Esq. of LAR Law Group PC, Centereach, New York.

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MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no “established trading market” for our shares of common stock. Commencing on or about June 11, 2008, our shares of common stock were listed on the OTC Bulletin Board of the Financial Industry Regulatory Authority, Inc. (“FINRA”) under the symbol “ERCX”. The Company changed its stock symbol on June 9, 2014 and its shares of common stock are now listed with the OTCQB of the Financial Industry Regulatory Authority, Inc. (“FINRA”) under the symbol “GEZC”; however, management does not expect any established trading market to develop in our shares of common stock unless and until we have material operations. In any event, no assurance can be given that any market for our common stock will develop or be maintained. If a public market ever develops in the future, the sale of shares of our common stock that are deemed to be “restricted securities” pursuant to Rule 144 of the SEC by members of management or others may have a substantial adverse impact on any such market. With the exception of the shares outlined below under the heading “Recent Sales of Unregistered Securities; Use of Proceeds from Registered Securities,” all current holders of shares of our common stock have satisfied the six-month holding period requirement of Rule 144; these listed persons’ shares are subject to the resale limitations outlined below under the heading “Rule 144.”

Our common stock is quoted on the OTCQB tier of the OTC Markets Group under the symbol “GEZC”. The OTCQB is an inter-dealer quotation and trading system and only market makers can apply to quote securities on the OTCQB. Trading in our common stock on the OTCQB has been limited and sporadic and the quotations set forth below are not necessarily indicative of actual market conditions. Further, as set forth below are the high and low closing bid prices for our common stock for each quarter of 2013 and the first 3 quarters of 2014. All prices listed herein reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions. Quotations for our common stock only commenced at the end of the third quarter of 2008.

Period	High	Low

January 1, 2013 through March 31, 2013	$0.20	$0.20

April 1, 2013 through June 30, 2013	$0.20	$0.20

July 1, 2013 through September 30, 2013	$0.25	$0.20

October 1, 2013 through December 31, 2013	$0.25	$0.25

January 1, 2014 through March 31, 2014	$0.10	$0.10

April 1, 2014 through June 30, 2014	$3.20	$0.10

July 1, 2014 through September 30, 2014	$4.25	$3.20

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Agreements to Register

Not applicable.

Holders

As of May 31, 2015, there were 404 holders of record of our common stock.

Shares Eligible for Future Sale.

In general, under Rule 144 as currently in effect, any of our affiliates and any person or persons whose sales are aggregated with our affiliates, who has beneficially owned his or her restricted shares for at least six months, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements, and availability of current public information about us. Non-affiliates who have held their restricted shares for one year may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding such sale.

Even now that we are no longer a shell company, any investor who purchases unregistered shares from us – and any affiliate of the Company who holds shares, regardless of how that affiliate came to hold such shares – may not rely on Rule 144 as a basis for their re-sale until December 22, 2015, and even then may not do so unless we have filed all reports and material required to be filed by Section 13 of the Securities Exchange Act of 1934 for the twelve months preceding such time as the shareholder wished to re-sell their shares. Please see our Risk Factors above.

Further, Rule 144A as currently in effect, in general, permits unlimited resales of restricted securities of any issuer provided that the purchaser is an institution that owns and invests on a discretionary basis at least $100 million in securities or is a registered broker-dealer that owns and invests $10 million in securities. Rule 144A allows our existing stockholders to sell their shares of common stock to such institutions and registered broker-dealers without regard to any volume or other restrictions. Unlike under Rule 144, restricted securities sold under Rule 144A to non-affiliates do not lose their status as restricted securities.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payment of dividends will depend on our earnings and financial position and such other factors, as the Board of Directors deems relevant.

Our future dividend policy cannot be ascertained with any certainty, and if and until we determine to engage in any business or we complete any acquisition, reorganization or merger, no such policy will be formulated. There are no material restrictions limiting, or that are likely to limit, our ability to pay dividends on our securities.

However, we did declare a stock dividend of 100 for 1 in November, 2007, as part of our Recapitalization.

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Dividend Policy

All shares of common stock are entitled to participate proportionally in dividends if our Board of Directors declares them out of funds legally available. These dividends may be paid in cash, property or additional shares of common stock. We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained to develop our business. Any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Our Shares are "Penny Stocks" within the Meaning of the Securities Exchange Act of 1934

Our Shares are "penny stocks" within the definition of that term as contained in the Securities Exchange Act of 1934, generally equity securities with a price of less than $5.00. Our shares will then be subject to rules that impose sales practice and disclosure requirements on certain broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or "accredited investor" must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with his or her spouse is considered an accredited investor. In addition, unless the broker-dealer or the transaction is otherwise exempt, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the Registered Representative and current bid and offer quotations for the securities. In addition a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account, the account’s value and information regarding the limited market in penny stocks. As a result of these regulations, the ability of broker-dealers to sell our stock may affect the ability of Selling Security Holders or other holders to sell their shares in the secondary market. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be adversely affected, with concomitant adverse effects on the price of our securities. Our shares may someday be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

Voting Rights

Each share of common stock entitles the holder to one vote at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of common stock holding, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Miscellaneous Rights and Provisions

Holders of common stock have no preemptive or other subscription rights, conversion rights, or redemption provisions. In the event of our dissolution, whether voluntary or involuntary, each share of common stock is entitled to share proportionally in any assets available for distribution to holders of our equity after satisfaction of all liabilities and payment of the applicable liquidation preference of any outstanding shares of preferred stock.

There is no provision in our charter or by-laws that would delay, defer, or prevent a change in our control.

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Debt Securities

We have not issued any debt securities.

Dividend Rights

The common stock has no rights to dividends, except as the Board may decide in its discretion, out of funds legally available for dividends. We have never paid any dividends on our common stock, and have no plans to pay any dividends in the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion should be read in conjunction with the other sections of this Current Report, including “Risk Factors,” “Business” and the Financial Statements attached hereto as Exhibits 99.1 and 99.2 and the related exhibits. The various sections of this discussion contain a number of forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this Current Report. See “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results may differ materially.

Background

In December, 2014, the Company completed its acquisition of FTA through its purchase of 70% of the issued and outstanding capital stock of FTA. As a result of the Transaction, FTA became a majority owned subsidiary of the Company and the Company assumed the business operations of FTA. Following the Transaction, the business of FTA constitutes all of the Company’s operations. As such, the following Management Discussion and Analysis is focused on the current and historical operations of FTA, and excludes the prior operations of the Company. With respect to this discussion, the terms “FTA,” the “Company,” “we,” “us,” and “our” refer to Federal Technology Agency, Inc. This discussion and analysis should be read in conjunction with the financial statements and notes, and other financial information included in this report.

Overview

Headquartered in Palo Alto, California, Federal Technology Agency, Inc. was incorporated in 2013 in Delaware. The company’s main activity is the provision of internet technology services. Internet technology services provided include framework design, development, implementation, testing and other similar services.

Our Strategy in the Next 12 Months

Go EZ Corporation’s management has developed a plan governing the processes to be deployed for the first weeks and months following closing of any acquisition, and these will be applied directly to FTA, elements of which are described in the following paragraphs.

To support what we believe will be an expansion of operations, new systems and procedures are planned such that provision of services to customers is executed with efficiency. A new accounting system will be implemented within the next 12 months and this will be linked electronically to other systems the company will use to control its management information processes. New measures of performance will be implemented along with new procedures for budgeting, treasury management, spending authority approval, and personnel policies.

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Factors impacting FTA’s Results of Operations

The principal factors that impact our past and future results of operations include:

•	General and administrative costs .

Our business is still very young and at the beginning of its pursuit of organic and external growth. In order to execute on any strategy for growth, we expect to have to further increase its general and administrative overheads cost base. Our results from operations will be adversely impacted if these additional overhead costs are incurred before the growth in revenue is received.

Results of Operations

Eleven Months Ended November 30, 2014

Revenues

FTA generated revenue of $218,550 during the eleven months ended November 30, 2014. Sales realized during the eleven months ended November 30, 2014 were primarily attributable to the provision of internet technology services.

Cost of Sales

As FTA is an internet technology services provider, there is no relevant cost related to the services.

Gross Profit

As a result of the above, for the eleven months ended November 30, 2014, FTA reported gross profit of $218,550.

Operating Expenses

FTA incurred operating expenses of $145,475 for the eleven months ended November 30, 2014. FTA operating expenses consist primarily of professional fees, and selling, general and administrative expenses.

For the eleven months ended November 30, 2014, FTA incurred salaries, payroll taxes, and fringe benefits of $29,090. Salaries, payroll taxes, and fringe benefits relate to compensation, medical reimbursement and employee benefits paid to Mr. Chen during the reporting period. For the eleven months ended November 30, 2014, FTA incurred other selling, general and administrative expenses of $58,220. FTA’s selling, general and administrative expenses are primarily attributable to employee benefits expenses and rent expenses.

We anticipate that FTA operating expenses will continue to increase as FTA seeks to increase the scale and range of services FTA can offer to customers.

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Net Income (Loss)

As a result of the above, for the eleven months ended November 30, 2014, FTA reported net income of $55,167.

Nine Months Ended September 30, 2014

Revenues

FTA generated revenue of $195,850 during the nine months ended September 30, 2014. Sales realized during the nine months ended November 30, 2014 are primarily attributable to the provision of internet technology services.

Cost of Sales

As the Company is an internet technology services provider, there is no relevant cost related to the services.

Gross Profit

As a result of the above, for the nine months ended September 30, 2014 FTA reported gross profit of $137,825.

Operating Expenses

FTA incurred operating expenses of $110,584 for the nine months ended September 30, 2014. FTA operating expenses consist of professional fees, payroll expenses and selling, general and administrative expenses.

For the nine months ended September 30, 2014, we incurred salaries, payroll taxes and fringe benefits of $10,520. Salaries, payroll taxes, and fringe benefits relate to compensation, medical reimbursement and employee benefits paid to Mr. Chen during the reporting period. For the nine months ended September 30, 2014, FTA incurred other selling, general and administrative expenses of $41,899. FTA’s selling, general and administrative expenses are primarily attributable to employee benefits expenses and rent expenses.

We anticipate that FTA operating expenses will continue to increase as FTA seeks to increase the scale and range of services FTA can offer to our customers.

Net Income (Loss)

As a result of the above, for the nine months ended September 30, 2014, FTA reported net income of $63,502.

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Inception to December 31, 2013

Revenues

FTA generated revenue of $0 during the period from November 26, 2013 (date of inception) to December 31, 2013. FTA’s failure to generate any revenue during the period from November 26, 2013 (date of inception) to December 31, 2013 is due to the fact that FTA was incorporated on November 26, 2013 and were not in a position to generate sales because during the initial stages after incorporation FTA’s efforts were dedicated to configuring FTA’s processes and establishing a base of operations in Los Altos, California.

Cost of Sales

As FTA is an internet technology services provider, there is no relevant cost related to the services.

Gross Profit

As a result of the above, for the period from November 26, 2013 (date of inception) to December 31, 2013, FTA reported gross profit of $0.

Operating Expenses

FTA incurred operating expenses of $823 during the period from November 26, 2013 (date of inception) to December 31, 2013. FTA operating expenses consist primarily of other selling, general and administrative expenses.

We anticipate that FTA operating expenses will continue to increase as FTA seeks to increase the scale and range of services FTA can offer to customers.

Net Income (Loss)

As a result of the above, for the period from November 26, 2013 (date of inception) to December 31, 2013, FTA reported net loss of $823.

Liquidity and Capital Resources

At November, 2014, FTA had cash of $159,200, compared to $200 at December 31, 2013, and a working capital of $79,062, compared to a working capital of $200 at December 31, 2013. Our present capital resources are insufficient to implement our business plan. Over the next twelve months we anticipate incurring expenditures of approximately $10,000 in ongoing general and administrative expenses per month for the next twelve months, for total anticipated expenditures of approximately $120,000 over the next twelve months. The general and administrative expenses for the year will consist primarily of employee benefit expenses, professional fees for the audit and legal work relating to our regulatory filings throughout the year, as well as transfer agent fees, travel and general office expenses. Our current cash on hand is sufficient to make our planned expenditures and to pay for our general administrative expenses over the next twelve months.

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Cash Provided by Operating Activities

Net cash provided by operating activities for the month ended November 30, 2014 was $135,136, as compared to net cash used in operating activities of $0 for the period from November 26, 2013 (date of inception) to November 30, 2013. FTA’s revenue stream from the provision of internet technology services to On Assignment throughout the year was the primary reason for FTA’s positive operating cash flow.

Cash Used in Investing Activities

Net cash flows provided by investing activities for the six months ended November 30, 2014 was $(11,219) as compared to net cash used in investing activities of $0 for the period from November 26, 2013 (date of inception) to November 30, 2013. FTA’s investment into capital expenditure for the setting up of operations was the primary reason for FTA’s negative operating cash flow.

Cash from Financing Activities

Net cash flows provided by financing activities for the six months ended November 30, 2014 was $35,600, compared with $0 for the period from November 26, 2013 (date of inception) to November 30, 2014.

Plan of Operation

Our plan of operation for the next 12 months is to: (i) improve operations of existing sale channels; (ii) work with vendor partners to bring innovative products to customers (iii) increase our sales force to reach high and stable sales throughout the year; (iv) sign long term, distribution/services agreements with customers to secure a constant stream of revenues and actively look for target companies which we are interested in acquiring and provide funding for such acquisition for future expansion.

Results of Operations

Three Months Ended March 31, 2015 Compared to Three Months Ended March 31, 2014

During the three months ended March 31, 2015, and 2014, we had revenues of $58,965 and $0, respectively. General and Administrative expenses were $70,190 and $507 for the three months ended March 31, 2015, and 2014, respectively. We had non-cash contributed services of $0 and $12,650 with an interest expense of $310 and $2,550 for the three months ended March 31, 2015 and 2014. We had a net loss before income taxes of  $240,062,844 and $15,707 for the three months ended March 31st2015 and 2014 respectively. All of our activities have been attributable to keeping our Company current in the State of Delaware and with the Securities and Exchange Commission.

Liquidity and Capital Resources

We closely manage our liquidity and capital resources. Our liquidity requirements depend on key variables, including level of funding required to support our operation and business expansion, the performance of our business, working capital management, capital expenditures, credit facilities and short-term borrowing arrangements. Capital expenditures and working capitals are a component of our cash flow, which we can adjust in response to changes in our business environment.

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Working capital, the excess of current assets over current liabilities, was ($341,354) at March 31, 2015, a decrease from ($271,399) at December 31, 2014.

Over the next twelve months, we expect to spend $324,000 on operational expenses, and $55,000 on legal, accounting and administrative expenses. Our monthly operational cash burn rate for both subsidiaries hovers at about $27,000 total. As of March 31, 2015, we had a little over $5,000 cash on hand, creating an expected cash shortfall of approximately $374,000 over the next twelve months. We expect to be able to pay for at least half of our operational expenses through revenues from sales (our gross profits, after cost of goods sold, were just over $27,000 for the first tw months of operation, February - March). However, this still leaves a cash shortfall of approximately $242,000 over the next twelve months, if our gross profit remains steady ($187,000 to make up the difference in what we need for operational expenses, and an additional $55,000 for administrative expenses). We are counting on this offering to cover such shortfall. However, in the event our cash resources are insufficient to continue operations, we intend to raise additional capital through additional offerings and sales of equity or debt securities.

Sources of Liquidity

Funds generated by operating activities, investing activities, available cash and cash equivalents are our most significant sources of liquidity. We believe our sources of liquidity will be sufficient to sustain operations and to finance anticipated capital investments and strategic initiatives. However, in the event our liquidity is insufficient, we may be required to limit our spending. There can be no assurance that we will continue to generate cash flows at or above current levels or that we will be able to maintain our ability to borrow under our existing credit facilities or obtain additional financing, if necessary, on favorable terms.

Capital Expenditures

Our capital expenditures typically include investments in our stores, distribution capabilities and information technology enhancements. During fiscal first quarter 2015, we invested $5,094 in property and equipment, primarily related to upgrading our retail technology systems and capabilities and store-related items.

Debt

We have $25,000 principal amount of promissory notes due January 20, 2016, at 6% interest rate per annum, debt for $1,000 at 6% interest rate due February 2nd 2016, $1,200, at 6% interest rate due February 18th 2016, $400 and $1,000 at 6% interest rate, due March 9th and 20th of 2016 respectively and $1,000 and $999 at 6% interest rate due March 24th and 31st of 2016 respectively. Refer to Note 8, of the Notes to Consolidated Financial Statements of this report.

Pursuant to the acquisition of Federal Technology Agency, Inc. and more fully discussed above in “ Securities Authorized in Connection with Acquisitions ”, Roger Ng was transmitted a one (1) common stock purchase warrant to purchase up to an aggregate of 10% of the GEZC’s outstanding common stock however such execution shall not result in Mr. Ng holding of excess of 9.9% of the outstanding common shares issued. The warrant expires on December 22, 2016.

There are no other outstanding options or calls to purchase any of our authorized securities.

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Off Balance Sheet Arrangements

As of May 30, 2015 , there were no off balance sheet arrangements.

Critical Accounting Policies

Use of Estimates

In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenues and expenses in the statement of operations. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the statement of cash flows, we consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Fair Value of Financial Instruments and Derivative Financial Instruments

We have adopted the accounting guidance under ASC 820, Fair Value Measurements, as well as certain related FASB staff positions. This guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required to be recorded at fair value, we consider the principal or most advantageous market in which it would transact business and considers assumptions that marketplace participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance.

The guidance also establishes a fair value hierarchy for measurements of fair value as follows:

•	Level 1 – quoted market prices in active markets for identical assets or liabilities.

•

Level 2 – inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 – unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

As of November 30, 2014, we did not have Level 1, 2, or 3 financial assets, nor did we have any financial liabilities. Financial instruments consist of cash, accounts receivable, and payables. The fair value of financial instruments approximated their carrying values as of December 31, 2013.

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Basic (Loss) per Common Share

Basic (loss) per share is calculated by dividing our net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share are calculated by dividing our net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. There are no such common stock equivalents outstanding as of November 30, 2014.

Valuation of Long-Lived Assets

Long-lived tangible assets and definite-lived intangible assets are reviewed for possible impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. We use an estimate of undiscounted future net cash flows of the assets over the remaining useful lives in determining whether the carrying value of the assets is recoverable. If the carrying values of the assets exceed the expected future cash flows of the assets, we recognize an impairment loss equal to the difference between the carrying values of the assets and their estimated fair values.

Impairment of long-lived assets is assessed at the lowest levels for which there are identifiable cash flows that are independent from other groups of assets. The evaluation of long-lived assets requires us to use estimates of future cash flows. However, actual cash flows may differ from the estimated future cash flows used in these impairment tests.

Income Taxes

We provide for income taxes under ASC 740. ASC 740 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse.

Stock Based Compensation

We account for our stock-based compensation in accordance with ASC 718 “Share-Based Payment. We recognize in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees and non-employees. We did not grant any new employee options and no options were cancelled or exercised during the period ended December 22, 2014.

Property and Equipment

Property and equipment is recorded at cost less accumulated depreciation. Depreciation and amortization is calculated using the straight-line method over the expected useful life of the asset, after the asset is placed in service. We generally use the following depreciable lives for its major classifications of property and equipment:

Assets	Estimated Useful Life
Equipment	5 Years
Furniture	5 Years
Vehicles	7 Years

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Revenue Recognition

We apply the provisions of ASC 605, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. ASC 605 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. In general, we recognize revenue related to goods and services provided when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the fee is fixed or determinable, and (iv) collectability is reasonably assured.

Recent Accounting Pronouncements

We have evaluated recent accounting pronouncements and their adoption has not had or is not expected to have a material impact on our financial position, or statements.

Going Concern

FTA’s financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. We have only recently established a pattern of profitability and positive cash flow provided by operations. Our ability to continue as a going concern is dependent on our continued operating profitability and positive cash flow generation.

Our ability to continue as a going concern is dependent upon on our ability to meet our obligations, to obtain additional financing as may be required and ultimately to attain sustained profitability. Our financial statements included elsewhere in this Form 8-K do not include any adjustments that might result from the outcome of this uncertainty.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in nor have there been any disagreements with the accountants on accounting and financial disclosure.

DIRECTORS AND EXECUTIVE OFFICERS

Information about our directors and executive officers as of December 23, 2014 is set forth as follows.

Name	Position Held	Age	Date of Appointment
Mr. Abraham Dominguez Cinta	Chief Executive Officer, Chief Financial Officer,	26	April 23, 2014
	Secretary and Director

Mr. Abraham Dominguez Cinta, Chief Executive Officer, Chief Financial Officer, Secretary Director

Mr. Cinta was appointed a Director of the Company and elected to serve as the Company’s Chief Executive Officer, Chief Financial Officer and Secretary on April 23, 2014. Abraham Dominguez Cinta, 26, is an executive manager and investment banker with a background in various industries including logistics, food and beverage, e-commerce and e-waste. His business and finance background includes financial due diligence, structuring and negotiations for acquisitions for both private and publicly-traded companies. Currently he is the founder and an executive director at GoEz Group, in 2011, he was a Business Analyst with the Mexican Ministry of Welfare performing various credit and finance analysis and marketing campaigns. In 2008, he was Project Manager at UDLAP Consultants, overseeing federal programs where he managed 15 people in charge of delivering consultancy sessions to over 1500 people. Mr. Cinta holds a Bachelor’s degree in Business Administration from La Universidad de las Americas Puebla, St Michael’s College, as well as a Master’s degree with specialization in Investment Banking from the University of Wales.

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Meetings of Our Board of Directors

Our Board of Directors took all actions by unanimous written consent without a meeting during the year 2014 and year ended December 31, 2013.

Director Compensation

The Company did not provide any compensation to its directors in the years ended December 31, 2103 and 2012, but reimbursed our directors for reasonable out-of-pocket expenses incurred. The Company may establish certain compensation plans (e.g. options, cash for attending meetings, etc.) with respect to directors in the future.

Significant Employees

Other than the directors and officers described above, we do not expect any other individuals to make a significant contribution to our business.

Involvement in Legal Proceedings

None of our directors, persons nominated to become a director, executive officers or control persons have been involved in any of the following events during the past 10 years:

•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of bankruptcy or within two years prior to that time; or

•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences); or

•

Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

•

Being found by a court of competent jurisdiction (in a civil violation), the SEC or the Commodity Future Trading Commission to have violated a federal or state securities or commodity law, and the judgment has not been reversed, suspended, or vacated; or

•

Being the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of: any Federal or State securities or commodities law or regulation; or any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity. This violation does not apply to any settlement of a civil proceeding among private litigants; or

•

Being the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Directors, officers and greater than 10% stockholders are required to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company, with respect to the year ended December 31, 2013 and as of December 23, 2014, all filing requirements applicable to the Company’s officers, directors and beneficial owners of more than 10% of our common stock have been complied with.

Audit Committee

Our board of directors does not have an audit committee. Our board of directors does not believe that it is necessary to have an audit committee because it believes the functions of such committee can be adequately performed by our board of directors.

EXECUTIVE COMPENSATION

During the periods ended September 30, 2014 and 2013, the Company did not pay any compensation to its officers and directors. During the nine month periods ended September 30, 2014 and 2013, Officers and Directors contributed services totaling $31,400 and $29,125, respectively, which have been accounted for as contributions to capital.

Since inception, we have not paid any cash or non-cash executive compensation (including stock options or awards, perquisites, or deferred compensation plans), whatsoever, to the officers or directors.

The following tables set forth certain summary information concerning all plan and non-plan compensation awarded to, earned by, or paid to the named executive officers and directors by any person for all services rendered in all capacities to the Company in the past two fiscal years:

Name of Executive Officer and/or Director	Position	Fiscal Years	Compensation	Bonus and Others	Securities Underlying Stock Options	Total
Abraham Dominguez Cinta	President/CEO/CFO/	2014	$-	$-	$-	$-
	Treasurer/Secretary /Director	2013	$-	$-	$-	$-

Currently the Company does not have any plan to pay compensation to executive officers and directors and has not set any condition under which the Company will start to pay.

Outstanding Equity Awards at Fiscal Year-End

None

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Stock Option and Awards Plan

On July 21, 2014, our Board of Directors adopted a stock option and incentive plan, the 2014 Stock Option and Incentive Plan (the “Incentive Plan”). On July 21, 2014, the holders of at least a majority of the issued and outstanding shares of common stock of the Company approved the Incentive Plan. Pursuant to the Incentive Plan, the Company is authorized to grant options to purchase up to 5,000,000 shares of common stock to its employees, directors and consultants. The Incentive Plan provides for awards of incentive stock options and non-qualified stock options to acquire restricted stock. Incentive stock options granted under the Equity Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Non-qualified stock options granted under the Incentive Plan are not intended to qualify as incentive stock options under the Code.

No stock options or award plans have been issued as of 23 December, 2014.

Director Compensation

We do not pay directors compensation for their service as directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to the beneficial ownership of the common stock as of the effective date of the Transaction by (1) all persons who are beneficial owners of 5% or more of our voting securities, (2) each director, (3) each executive officer, and (4) all directors and executive officers as a group. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity.

Except as otherwise indicated, all shares are owned directly and the percentage shown is based on 1,438,200 shares of common stock outstanding determined as of the effective date of the Transaction.

	Amount of Beneficial	Percentage
Name and Address of Beneficial Owner*	Ownership	of Class
Evotech Capital S.A.	100,000,000	73.1%
PO Box 957, Offshore Incorporation Centre, Tortola BVI	Common Stock
David C. Merrell, 10018 Falcon View Drive, SANDY, UT 84092	183,400	13.4%

Security Ownership of Management Directors and Officers

The following table sets forth the ownership interest in our common stock of all directors and officers individually and as a group as of December 23, 2014. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. Except as otherwise indicated, all shares are owned directly and the percentage shown is based on 1,438,200 shares of common stock outstanding determined as of the effective date of the Transaction.

	Amount of Beneficial	Percentage
Name and Address of Beneficial Owner*	Ownership	of Class
Abraham Dominguez Cinta, CEO, CFO, Secy, Director	Nil	0%
Rm 1302, 796 Hongzhong Rd, Shanghai, China 201103

49

The above beneficial ownership information is based on data furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act, as required for purposes of this Current Report. It is not necessarily to be construed as an admission of beneficial ownership for other purposes. Under these rules, a person may be deemed to beneficially own any shares of capital stock as to which such person, directly or indirectly, has or shares voting power or investment power, and to beneficially own any shares of our capital stock as to which such person has the right to acquire voting or investment power within 60 days through the exercise of any stock option or other right.

As of the effective date of the Transaction, there were 111 shares of Series B Preferred Stock issued and outstanding held by three different holders. The holder of the shares of Series B Preferred Stock are not entitled to vote except as required by Delaware law. Each share of the Company’s Series B Preferred Stock is convertible, at the option of the holder, into a number of shares of the Company’s common stock equal to the price paid for the share of Series B Preferred Stock, divided by ten times the par value of the Common Stock at the time of conversion. All Series B Preferred Stock issued and that will be issued contains a limitation that such holder cannot convert any Series B Preferred Stock into shares of the Company’s common stock if, immediately after giving effect to such conversion, such holder would beneficially own in excess of 9.9% of the number of shares of the Company’s common stock outstanding.

Mr. Abraham Dominguez Cinta, the sole officer and director, holds shares of GEZC’s Series B Preferred Stock. For the foregoing reason, the table above excludes information concerning those shares of the Company’s common stock to which the outstanding shares of Series B Preferred Stock are convertible into because of the limitation (unless a waiver is provided by the holder) that such holder cannot convert any Series B Shares into shares of the Company’s common stock if, immediately after giving effect to such conversion, such holder would beneficially own in excess of 9.9% of the number of shares of the Company’s common stock outstanding as per the subscription agreement. Assuming the blocker provisions were waived, the 111 shares of Series B Preferred Stock issued and outstanding could potentially be converted into a maximum of 111,000,000 shares of the Company’s common stock, which in this circumstance would equate to beneficial ownership of 98.7% of the Company’s common stock.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS , AND DIRECTOR INDEPENDENCE

None.

Director Independence

Our securities are quoted on the OTCQB tier of the OTC Markets Group inter-dealer quotation and trading system, which does not have any director independence requirements. Once we engage further directors and officers, we will develop a definition of independence and examine the composition of our Board of Directors with regard to this definition.

50

F-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors

GO EZ Corporation

(Formerly E.R.C. Energy Recovery Corporation)

We have audited the accompanying consolidated balance sheets of GO EZ Corporation (Formerly E.R.C. Energy Recovery Corporation) as of December 31, 2014 and 2013 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GO EZ Corporation (Formerly E.R.C. Energy Recovery Corporation) as of December 31, 2014 and 2013, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and its total liabilities exceed its total assets. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters also are described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ HJ Associates & Consultants, LLP

HJ Associates & Consultants, LLP

Salt Lake City, Utah

April 13, 2015

F-2

GO EZ CORPORATION

(Formerly E.R.C. ENERGY RECOVERY CORPORATION)

CONSOLIDATED BALANCE SHEETS

	December 31, 2014	December 31, 2013

ASSETS
CURRENT ASSETS:
Cash	$15,394	$-
Prepaid Expense	106
Total Current Assets	15,500	-

Property and Equipment, net	$10,474	-

Total Assets	$25,974	$-

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$18,800	$140,945
Advances - related parties	1,600	103,412
Accrued interest – related parties	-	46,135
Accrued Tax	4,067	-
Derivative Liability	268,403	-
Payroll Liabilities	4,503	-
Total Current Liabilities	297,373	290,492

STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred stock, $.0001 par value 100,000,000 shares authorized, 111 shares issued and outstanding	-	-
Common stock, $.0001 par value, 800,000,000 shares authorized, 1,500,878 and 368,200 shares issued and outstanding at 2014 and 2013	151	37
Capital in excess of par value	21,316,377	388,856
Accumulated Deficit	(21,593,649)	(679,385)
Non-Controlling Interest	5,722	-

Total Stockholders’ Equity (Deficit)	(271,399)	(290,492)
Total Liabilities and Stockholders’ Equity (Deficit)	$$25,974	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-3

GO EZ CORPORATION

(Formerly E.R.C. ENERGY RECOVERY CORPORATION)

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2014	2013

REVENUE	$-	$-

OPERATING EXPENSES:
General and administrative	74,261	33,112
Depreciation Expense	60	-
Payroll Expense	270,775	-
Non-cash contributed services	12,650	40,525
Total Operating Expenses	357,746	73,637

LOSS FROM OPERATIONS BEFORE OTHER EXPENSES	(357,746)	(73,637)

OTHER INCOME (EXPENSE):
Gain on Forgiveness of debt	75,971	19,826
Interest expense	(106,175)	(10,235)
Loss on Derivative Liability	(11,851)	-
Loss on Acquisition	(20,517,084)	-
Total Other Income (Expense)	(20,559,139)	9,591

LOSS BEFORE INCOME TAXES	(20,916,885)	(64,046)

TAX PROVISION	-	-

NET LOSS	(20,916,885)	(64,046)

Less: loss applicable to non-controlling interest in Federal Technology Agency, Inc.	2,621	-

NET LOSS	$(20,914,264)	$(64,046)

BASIC AND DILUTED LOSS PER COMMON SHARE	$(20.13)	$(0.17)

Weighted-Average Common Shares Outstanding - Basic and Diluted	1,038,755	368,200

The accompanying notes are an integral part of these consolidated financial statements.

F-4

GO EZ CORPORATION

(Formerly E.R.C. ENERGY RECOVERY CORPORATION)

STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

FROM THE YEARS ENDED DECEMBER 31, 2014 AND 2013

	Preferred Stock		Common Stock		Capital in Excess of Par	Accumulated	Non- Controlling	Total Stockholders’
	Shares	Amount	Shares	Amount	Value	Deficit	Interest	Equity

BALANCE, DECEMBER 31, 2012	-	$-	368,200	$37	$348,331	$(615,339)	$-	$(266,971)

Contributed Services	-	-	-	-	40,525	-	-	40,525

Net loss for the year ended December 31, 2013	-	-	-	-	-	(64,046)	-	(64,046)

BALANCE, DECEMBER 31, 2013	-	-	368,200	37	388,856	(679,385)	-	(290,492)
							-
Stock issuance to Evotech Capital S.A.	-	-	1,000,000	100	900	-	-	1,000
Shares returned for cancellation	-	-	(4,822)	-	-	-	-	-
Related party forgiveness of debt	-	-	-	-	161,522	-	-	161,522
Contributed Services	-	-	-	-	12,650	-	-	12,650
Stock issuance for compensation	-	-	67,500	7	269,993	-	-	270,000
Account for BCF on debentures issued and converted	-	-	-	-	99,726	-	-	99,726
Preferred stock issued for debt extinguishment	106	-	-	-	102,737	-	-	102,737
Shares issued to acquire Federal Technology Agency	5	-	70,000	7	20,279,993	-	-	20,280,000
Net loss – non-controlling interest at acquisition	-	-	-	-	-	-	8,343	8,343
Net loss for the year ended December 31, 2014	-	-	-	-	-	(20,914,264)	(2,621)	(20,916,885)

BALANCE, DECEMBER 31, 2014	111	$-	1,500,878	$151	$21,316,377	$(21,593,649)	$5,722	$(271,399)

The accompanying notes are an integral part of these consolidated financial statements.

F-5

GO EZ CORPORATION

(Formerly E.R.C. ENERGY RECOVERY CORPORATION)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2014	2013
Cash Flows From Operating Activities:
Net Loss	$(20,916,885)	$(64,046)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation Expense	60	-
Loss on Acquisition	20,517,084	-
Issuance of Common Stock for Services	270,000	-
Accretion of discount on convertible notes payable	99,726	-
(Gain) Loss on Settlement of Debt	(75,971)	(19,826)
Related Party Contributed Services	12,650	40,525
(Gain) Loss on Derivative Valuation	11,852	-
Related Party Forgiveness of Debt	161,522	1,527
Decrease (increase) in operating assets
Pre-paid & Other Assets	(106)	-
Increase (decrease) in operating liabilities
Accounts Payable	(116,816)	31,585
Accrued Expenses	(171,705)
Accrued Interest	-	10,235
Net cash used in operating activities	(208,589)	-

Cash Flows From Investing Activities:
Cash Acquired in Merger with FTA	123,257	-
Net cash (used) provided by investment	123,257	-

Cash Flows from Financing Activities:
Sale of common stock	1,000	-
Proceeds from short term RP debenture	99,726
Net cash (used) provided by financing	100,726	-

Net decrease in Cash and Cash Equivalent	15,394	-

Cash at Beginning of Period	-	-
Cash at End of Period	$15,394	$-

Supplemental Schedule of Non-cash Investing and Financing Activities:

For the year ended December 31, 2014:

During 2014 Officers and Directors contributed services totaling $12,650 which have been accounted for as a capital contribution.

The company issued 67,500 shares common stock as Abraham Cinta’s compensation, valued at $270,000.

For the year ended December 31, 2013:

During 2013 Officers and Directors contributed services totaling $40,525 which have been accounted for as a capital contribution.

The accompanying notes are an integral part of these consolidated financial statements.

F-6

GO EZ CORPORATION

(Formerly E.R.C. ENERGY RECOVERY CORPORATION)

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization –Go Ez Corporation (“the Company”) was incorporated on October 24, 1979 as E.R.C. Energy Recovery Corporation in the State of Delaware for the purpose of providing accounting, personnel recruiting and general business consulting. The Company changed its name to Go Ez Corporation on May 7, 2014. The Company acquired 70% of Federal Technology Agency, Inc. on December 22, 2014.

Principles of Consolidation – The consolidated financial statements for December 31, 2014 do not include the accounts of Evotech Capital S.A., the largest shareholder of the Company. Evotech is the investor acquiring 73% voting equity of the company, which is recognized as a change of control. The sale of common stocks was recorded at cost. The consolidated financial statements for December 31, 2013 include the accounts of Go Ez Corporation and Federal Technology Agency, Inc., of which Go Ez Corporation owns 70%. All significant intercompany balances and transactions have been eliminated.

Development Stage - The Company discontinued its operations in 1989 and was considered to be a Development Stage Company up through December 22, 2014 when it acquired 70% of the operations of Federal Technology Agency, Inc.

Cash and Cash Equivalents - The Company considers all highly liquid debt investments purchased with a maturity of three months or less to be cash equivalents.

Property and Equipment- Property and equipment are recorded at cost, less accumulated depreciation. Depreciation on property and equipment is determined using the straight-line method over the estimated useful lives of the assets which range from three to seven years. Expenditures for maintenance and repairs are expensed when incurred.

Fair Value of Financial Instruments – The Company estimates that the fair value of all financial instruments does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying consolidated balance sheets because of the short-term maturity of these financial instruments.

Income Taxes -The Company accounts for income taxes in accordance with ASC Topic No. 740, “Income Taxes.” This standard requires the Company to provide a net deferred tax asset or liability equal to the expected future tax benefit or expense of temporary reporting differences between book and tax accounting and any available operating loss or tax credit carryforwards.

The Company has no tax positions at December 31, 2014 and 2013 for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility.

The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. During the years ended December 31, 2014 and 2013, the Company recognized no interest and penalties. The Company had no accruals for interest and penalties at December 31, 2014 or 2013. All tax years starting with 2010 are open for examination.

Revenue Recognition –The Company’s revenue is derived primarily from providing services under contractual agreements. The Company recognizes revenue in accordance with ASC Topic No. 605 based on the following criteria: Persuasive evidence of an arrangement exists, services have been rendered, the price is fixed or determinable, and collectability is reasonably assured.

F-7

Allowance for Doubtful Accounts- The Company establishes an allowance for doubtful accounts to ensure accounts receivables are not overstated due to uncollectability. Bad debt reserves are maintained based on a variety of factors, including the length of time receivables are past due and a detailed review of certain individual customer accounts. If circumstances related to customers change, estimates of the recoverability of receivables would be further adjusted. The allowance for doubtful accounts at December 31, 2014 and 2013 is $700 and $-0-, respectively.

Reclassification – Certain amounts in prior-period financial statements have been reclassified for comparative purposes to conform to presentation in the current-period financial statements.

Loss Per Share - The Company computes loss per share in accordance with Accounting Standards Codification (“ASC”) Topic No. 260, Earnings Per Share, which requires the Company to present basic and dilutive loss per share when the effect is dilutive.

Accounting Estimates -The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimated by management.

Recently Enacted Accounting Standards– The FASB established the Accounting Standards Codification (“Codification” or “ASC”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”). Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) issued under authority of federal securities laws are also sources of GAAP for SEC registrants.

Recent Accounting Standards Updates (“ASU”) through ASU No. 2015-1 contains technical corrections to existing guidance or affects guidance to specialized industries. These updates have no current applicability to the Company or their effect on the financial statements would not have been significant.

Fair Value of Financial Instruments - Fair Value of Financial Instruments, requires disclosure of the fair value information, whether or not recognized in the balance sheet, where it is practicable to estimate that value. As of December 31, 2014, the balances reported for cash, prepaid expenses, accounts payable, accrued expenses, derivative liability, and notes payable approximate the fair value because of their short maturities.

We adopted ASC Topic 820 (originally issued as SFAS 157, “Fair Value Measurements”) for financial instruments measured as fair value on a recurring basis. ASC Topic 820 defines fair value, established a framework for measuring fair value in accordance with accounting principles generally accepted in the United States and expands disclosures about fair value measurements.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 established a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

F-8

We measure certain financial instruments at fair value on a recurring basis. Assets and liabilities measured at fair value on a recurring basis are as follows at December 31, 2014:

Fair Value of Financial Instruments

	Total	(Level 1)	(Level 2)	(Level 3)

Assets	$-	$-	$-	$-
Total assets measured at fair value	$-	$-	$-	$-

Liabilities

Derivative Liability	$268,403	$-	$-	$268,403
Total liabilities measured at fair value	$268,403	$-	$-	$268,403

NOTE 2 - GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company has incurred losses since inception. Further, the Company has current liabilities in excess of current assets. These factors raise substantial doubt about the ability of the Company to continue as a going concern. In this regard, management is proposing to raise any necessary additional funds not provided by operations through loans or through additional sales of its common stock. The Company has also just recently acquired a subsidiary which may provide adequate working capital in the future. There is no assurance that the Company will be successful in raising this additional capital or in achieving profitable operations. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 3 – FURNITURE AND EQUIPMENT

Furniture and equipment consists of the following as of December 31:

	Year Ended December 31,
	2014	2013
Furniture and Fixtures	$11,218	$0
Less: Accumulated Depreciation	(745)	(0)
Net Property and Equipment	$10,474	$0

Depreciation expense on property and equipment was $60 and $0 for the years ended December 31, 2014 and 2013.

NOTE 4 – CONVERTIBLE DEBENTURES

8% Convertible Debenture– on July 1, 2014 the Company issued a convertible debenture, in the amount of $77,547, to a related entity in consideration for expenses and advances made on behalf of the Company. The Debenture provides for interest at 8% per year and is due on July 1, 2015. The Debenture is convertible at the option of the holder into the Company’s common stock at $0.001 per share. The beneficial conversion feature resulting from the discounted conversion price as compared to market price was valued on the date of issuance to be in excess of the proceeds received, accordingly, $77,547 was recorded as a discount on debt and offset to additional paid in capital. Amortization of the discount for the three months ended September 30, 2014 was $19,387, which amount has been recorded as interest expense. During the 4th quarter the Company entered into a novation agreement and issued 81 shares of preferred stock to extinguish the debenture so the remaining balance of the discount was recorded to interest expense. The debenture and accrued interest in the aggregate totaling $80,266 was converted to preferred stock.

F-9

8% Convertible Debenture– on July 1, 2014 the Company issued a convertible debenture, in the amount of $1,000, to Abraham Dominguez Cinta in consideration for expenses and advances made on behalf of the Company. The Debenture provides for interest at 8% per year and is due on July 1, 2015. The Debenture is convertible at the option of the holder into the Company’s common stock at $0.001 per share. The beneficial conversion feature resulting from the discounted conversion price as compared to market price was valued on the date of issuance to be in excess of the proceeds received, accordingly, $1,000 was recorded as a discount on debt and offset to additional paid in capital. Amortization of the discount for the three months ended September 30, 2014 was $250, which amount has been recorded as interest expense. During the 4th quarter the Company entered into a novation agreement and issued 2 shares of preferred stock to extinguish the debenture so the remaining balance of the discount was recorded to interest expense. The debenture and accrued interest in the aggregate totaling $1,035 was converted to preferred stock.

8% Convertible Debenture– on October 1, 2014 the Company issued a convertible debenture, in the amount of $16,247, to a related entity in consideration for expenses and advances made on behalf of the Company. The Debenture provides for interest at 8% per year and is due on October 1, 2015. The beneficial conversion feature resulting from the discounted conversion price as compared to market price was valued on the date of issuance to be in excess of the proceeds received, accordingly, $16,247 was recorded as a discount on debt and offset to additional paid in capital. The Debenture is convertible at the option of the holder into the Company’s common stock at $0.001 per share. During the same 4th quarter the Company entered into a novation agreement and issued 17 shares of preferred stock to extinguish the debenture so the remaining balance of the discount was recorded to interest expense. The debenture and accrued interest in the aggregate totaling $16,489was converted to preferred stock.

8% Convertible Debenture– on October 1, 2014 the Company issued a convertible debenture, in the amount of $529, to Abraham Dominguez Cinta in consideration for expenses and advances made on behalf of the Company. The Debenture provides for interest at 8% per year and is due on October 1, 2015. The beneficial conversion feature resulting from the discounted conversion price as compared to market price was valued on the date of issuance to be in excess of the proceeds received, accordingly, $529 was recorded as a discount on debt and offset to additional paid in capital. The Debenture is convertible at the option of the holder into the Company’s common stock at $0.001 per share. During the same 4th quarter the Company entered into a novation agreement and issued 1 share of preferred stock to extinguish the debenture so the remaining balance of the discount was recorded to interest expense. The debenture and accrued interest in the aggregate totaling $537 was converted to preferred stock.

8% Convertible Debenture– on November 17, 2014 the Company issued a convertible debenture, in the amount of $4,403, to a related entity in consideration for expenses and advances made on behalf of the Company. The Debenture provides for interest at 8% per year and is due on October 1, 2015. The beneficial conversion feature resulting from the discounted conversion price as compared to market price was valued on the date of issuance to be in excess of the proceeds received, accordingly, $4,403 was recorded as a discount on debt and offset to additional paid in capital. The Debenture is convertible at the option of the holder into the Company’s common stock at $0.001 per share. During the same 4th quarter the Company entered into a novation agreement and issued 5 shares of preferred stock to extinguish the debenture so the remaining balance of the discount was recorded to interest expense. The debenture and accrued interest in the aggregate totaling $4,410 was converted to preferred stock.

NOTE 5 – SHAREHOLDERS’ EQUITY

On May 7, 2014 the Company amended its Articles of Incorporation to increase its authorized shares of common stock to 800,000,000 shares with a par value of $0.0001 per share and to increase its authorized preferred stock to 100,000,000 shares with a par value of $0.0001 per share. The change in par value has been reflected in the financial statements retroactively for all periods presented.

Stock Option and Incentive Plan- On July 21, 2014, our Board of Directors authorized and adopted a stock option and incentive plan, the 2014 Stock Option and Incentive Plan (the “Incentive Plan”). On July 21, 2014, the holders of at least a majority of the issued and outstanding shares of common stock of the Company approved the Incentive Plan. Pursuant to the Incentive Plan, the Company is authorized to grant options to purchase up to 5,000,000 shares of common stock to its employees, directors and consultants. The Incentive Plan provides for awards of incentive stock options and non-qualified stock options to acquire restricted stock. Incentive stock options granted under the Equity Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Non-qualified stock options granted under the Incentive Plan are not intended to qualify as incentive stock options under the Code.

F-10

Stock Warrants

On April 30, 2014 the Company issued 1,000,000 shares of common stock for $1,000 ($.001 per share) to Evotech Capital, S.A., which resulted in a change in control of the company. In connection to this transaction, the Company issued former officers and directors, David C. Merrell and Michael C. Brown, a collective three year stock warrant with a cashless feature at an exercise price of $0.20 per share to acquire the greater of 13,682 shares of the Company’s common stock (which is 1% of the post-Evotech SPA outstanding shares) or the number of shares equal to 1% of the fully-diluted outstanding shares of the Company’s common stock during such three year period, or to the Market Maturity date, whichever is sooner.

Pursuant to the acquisition of Federal Technology Agency, Inc. and the terms of the Stock Purchase Agreement of December 22, 2014 between the Company and Mr. Roger Ng, Roger Ng was transmitted warrants to purchase up to an aggregate of 10% of the GEZC’s outstanding common stock provided however that such execution shall not result in Ng holding of excess of 9.9% of the outstanding common shares issued. The warrant expires on December 22, 2016. The warrant grants Mr. Roger Ng to purchase up to an aggregate of ten (10%) percent of the Company’s outstanding common stock having an exercise price equal to seventy five (75%) percent of the volume weighted average closing price per shares of the Company’s common stock for the five (5) trading days immediately preceding the Company’s receipt of Roger Ng’s notice of exercise of the warrant, which may be exercised in whole or in part, at any time and from time to time from and after six (6) months from the date of the closing but shall expire after twenty four (24) months from the date of the closing.

A summary of the status of our outstanding warrants as of December 31, 2014 and December 31, 2013 and changes during the periods then ended is presented below:

	12/31/2014		12/31/2013
	Number of of Warrants	Weighted average exercise price	Number of of Warrants	Weighted average exercise price
Outstanding, beginning of the period	-	$-	-	$-
Granted	180,106	1.97	-	-
Exercised	-	-	-	-
Expired	-	-	-	-
Outstanding, end of the period	180,106	$1.97	-	-
Exercisable at the end of the period	180,106	$1.97	-	-
Weighted average fair value of options granted during the period		$-		$-

The following table summarizes the range of outstanding and exercisable options as of December 31, 2014:

Range of Exercise prices	Number Outstanding at December 31, 2014	Weighted average Life Remaining (years)	Exercise price	Number Exercisable at December 31, 2014	Weighted average Life Remaining (years)

$0.20	30,018	2.31	$0.20	30,018	2.31
$2.32	150,088	1.98	$2.32	150,088	1.98
	180,106			180,106

Capital Stock Designations– The Board of Directors have approved designations and rights for the Company’s capital stock as follows:

Series A Preferred Stock – 10,000 Shares, convertible after 6-months based on a formula, dividend preference of 80% of aggregate dividends declared, voting preference of 80% of aggregate voting rights, and a liquidation preference of 90% of available assets. Series A Preferred has preference over all other classes of stock.

Series B Preferred Stock – 500,000 Shares, convertible based on a formula, no dividends, no voting rights, liquidation preference up to $1,000 per share over all other classes of stock except Series A preferred. The Company retains call option after 36 months at 115% of cash price originally paid.

Series C Preferred Stock – 100,000 Shares, convertible after 12-months based on a formula, can receive dividends up to 20% of aggregate dividends declared, no voting rights, and a liquidation preference up to $1,000 per share over all other classes of stock except Series A & B preferred. The Company retains call option after 36 months at 115% of cash price originally paid.

Series D Preferred Stock – 2,000,000 Shares, convertible after 12-months based on a formula, no dividend rights, no voting rights, and a liquidation preference up to $1,000 per share over all classes of common stock.  The Company has no call redemption rights.

Common Stock – common stockholders are entitled to 1-vote per share and can receive dividends up to 20% of the aggregate declared dividends. The Common stock has no conversion features.

Novation agreements– During December 2014 the Company entered into 5 novation agreements wherein the Company extinguished convertible debenture debt and related accrued interest through the issuance of an aggregate of 106 shares of series B preferred stock. Debentures and accrued interest in the aggregate amount of $102,737 was extinguished.

Acquisition agreement– During December 2014 the Company issued 70,000 shares of common stock, 5 shares of Series B preferred stock, and a common stock warrant to acquire Federal Technology Agency. The transaction was valued at $20,517,084.

F-11

NOTE 6 – CHANGE IN CONTROL

On April 30, 2014 the Company issued 1,000,000 shares of common stock for $1,000 ($.001 per share) to Evotech Capital, S.A. which resulted in a change in control of the company. 73% voting equity was acquired by Evotech Capital S.A.. The reason for the change of the control is that Company entered into a Stock Purchase Agreement with Evotech Capital S.A., a privately-held company organized under the laws of the British Virgin Islands, and the Company’s sole Directors and executive officers, David C. Merrell and Michael C. Brown (the “Evotech SPA”). Under the Evotech SPA, Evotech acquired 1,000,000 shares of common stock in exchange for $1,000 cash. In exchange for certain non-cash considerations, including agreeing to a lock-up of their shares and indemnifying Evotech, Messrs. Merrell and Brown are (i) guaranteed that their collective holdings will not be decreased to less than 4.99% of the Company’s outstanding common stock until the earlier of when (a) the average daily trading volume of the Company’s common stock over any 30 day trading period reaches $80,000 calculated by multiplying the daily volume by the closing last trade share price for that trading day; or (b) the aggregate revenues of the Company, beginning on the date of the Evotech SPA or April 22, 2014, reach $25 million, and any such revenues have been reported in the Company’s periodic reports filed with the SEC (“the “Market Maturity” date); and they will (ii) also receive a collective three year warrant with a cashless feature at an exercise price of $0.20 per share to acquire the greater of 13,682 shares of the Company’s common stock (which is 1% of the post-Evotech SPA outstanding shares) or the number of shares equal to 1% of the fully-diluted outstanding shares of the Company’s common stock during such three year period, or to the Market Maturity date, whichever is sooner. Evotech also provided the Company an additional $49,000 in the form of a demand loan for compromise and payment of all outstanding liabilities of the Company.

As a result of the above arrangement, Evotech Capital S.A. is now the largest shareholder of the Company with more than 50% of the shares outstanding. Consequently control of the Company has also been transferred to Evotech Capital S.A. upon execution of the Evotech SPA. In connection with the change in control, the former officers and directors resigned and Mr. Abraham Dominguez Cinta was appointed as the sole officer and sole Director of the company.

On May 7, 2014 the company changed its name to GO EZ Corporation.

NOTE 7 -  RELATED PARTY TRANSACTIONS

Management Compensation - During the years ended December 31, 2014 and 2013, the Company paid compensation to its officers and Directors, in the form of common stocks, totaling 67,500 shares, valued at $270,000.  During 2014 and 2013, officers and Directors contributed services totaling $12,650 and $40,525 which have been accounted for as a contribution to capital.

Office Space - The Company has not had a need to rent office space. An officer/shareholder of the Company is allowing the Company to use his office as a mailing address, as needed, at no expense to the Company.

Advances from Related Party - Shareholders of the Company or entities related to the shareholders have paid expenses on behalf of the Company. For the years ended December 31, 2014 and 2013 these payments amounted to $99,726 and $1,527. The Company has accounted for any such payments as advances payable to the related parties. At December 31, 2014 and 2013 a balance of $1,600 and $103,412 is owed the related parties.

Accrued Interest - The Company has imputed interest at 8% per annum on balances owing to related parties. At December 31, 2014 and 2013 the balance payable was $0 and $46,135 respectively.

NOTE 8 - LOSS PER SHARE

The following data show the amounts used in computing loss per share for the periods presented:

	For the Year Ended December 31, 2014	For the Year Ended December 31, 2013

Loss available to common shareholders (numerator)	$(20,914,263)	$(64,046)
Weighted average number of common shares outstanding during the period used in loss per share (denominator)	1,038,755	368,200
Loss per share	$(20.13)	$(0.17)

Dilutive loss per share was not presented; as the Company had no common equivalent shares for all periods presented that would affect the computation of diluted loss per share.

F-12

NOTE 9 - COMMITMENTS AND CONTINGENCIES

Contingencies - The Company had previously been inactive for several years. Management believes that there are no unrecorded valid outstanding liabilities from prior operations. If a creditor were to come forward and claim a liability, the Company has committed to contest the claim to the fullest extent of the law. Due to various statutes of limitations and because of the likelihood that such an old liability would not still be valid no amount has been accrued in these financial statements for any such contingencies.

NOTE 10 – OTHER INCOME (EXPENSE)

In connection with a change of control during April 2014, the company entered into several agreements to settle amounts owed on outstanding accounts payable resulting in a gain on forgiveness of debt totaling $75,971.

In connection with an unsuccessful business acquisition, during the nine months ended June 30, 2013 the company recorded a gain on forgiveness of debt in the amount of $19,826.

NOTE 11 - INCOME TAXES

The Company has no tax positions at December 31, 2014 and 2013 for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility.

The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses.During the years ended December 31, 2014 and 2013, the Company recognized no interest and penalties.The Company had no accruals for interest and penalties at December 31, 2014, and 2013.

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net deferred tax assets consist of the following components as of December 31, 2014, and 2013:

	2014	2013
Deferred tax assets
NOL Carryover	$17,100	$85,985
Related Party Accruals	600	14,001
Deferred tax liabilities
Depreciation	(300)	-
Valuation allowance	(17,400)	(99,986)
Net deferred tax asset	$-	$-

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income from continuing operations for the years ended December 31, 2014 and 2013 due to the following:

	2014	2013
Book Income	$(8,157,500)	$(26,199)
Related Party Accruals	(17,400)	-
Contributed Services	15,805	11,602
Other Nondeductible Expenses	8,157,927	-
State Taxes	(200)	-
Valuation allowance	1,368	14,597
	$-	$-

F-13

At December 31, 2014, the Company had net operating loss carryforwards of approximately$44,000 that may be offset against future taxable income from the year 2015 through 2034. No tax benefit has been reported in the December 31, 2014 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years.

NOTE 12 – BUSINESS ACQUISTIONS

Federal Technology Agency

On December 22, 2014, the Company entered into a Stock Purchase Agreement with Roger Ng, majority shareholder of FTA and completed its acquisition of FTA through its purchase of 7,000 shares of FTA common stock representing seventy (70%) percent of the issued and outstanding capital stock of FTA (the “Transaction”). As a result of the Transaction, FTA became a majority owned subsidiary of the Company. The entry into the Stock Purchase Agreement was approved by Unanimous Written Consent of the Board of Directors of the Company without a meeting on December 19, 2014.

The following unaudited pro forma condensed combined statement of operations reflects the results of operations of Go Ez Corporation for the twelve months ended December 31, 2014 as if acquisition of FTA had occurred on January 1, 2014.

The following unaudited pro forma condensed combined statement of operations reflects the results of operations of Go Ez Corporation for the twelve months ended December 31, 2013 as if acquisition of FTA had occurred on January 1, 2013.

Go Ez Corporation and Subsidiary
Pro Forma Condensed Combined Statements of Operations
For the Twelve Months Ended December 31, 2014
(Unaudited)

	Historical Statements
		Federal		Pro Forma
	Go Ez	Technology	Pro Forma	Condensed
	Corporation	Agency, Inc.	Adjustments	Combined

Services revenue	$-	$218,550	$-	$218,550
Operating expenses	349,010	234,452	-	583,462
Loss from Operations	(349,010)	(15,902)	-	(364,912)

Other income (expense)	(30,204)	-	(20,528,935)	(20,559,139)
Net loss	$(379,214)	$(15,902)	$(20,528,935)	$(20,924,051)

F-14

Go Ez Corporation (formerly E.R.C Energy Recovery Corporation) and Subsidiary
Pro Forma Condensed Combined Statements of Operations
For the Twelve Months Ended December 31, 2013
(Unaudited)

	Historical Statements
		Federal		Pro Forma
	Go Ez	Technology	Pro Forma	Condensed
	Corporation	Agency, Inc.	Adjustments	Combined

Services revenue	$-	$-	$-	$-
Operating expenses	73,637	823	-	74,460
Loss from Operations	(73,637)	(823)	-	(74,460)

Other income (expense)	9,591	-	-	9,591
Net loss	$(64,046)	$(823)	$-	$(64,869)

In accordance with terms of the FTA Stock Purchase Agreement, the purchase price paid by the Company at closing for 7,000 shares of FTA common stock representing seventy (70%) percent of the issued and outstanding capital stock of FTA consisted of $280,000 worth of restricted common shares of the Company, $20,000,000 worth of the Company’s Series B Preferred Stock and a common stock purchase warrant to purchase up to an aggregate of ten (10%) percent of the Company’s outstanding common stock having an exercise price equal to seventy five (75%) percent of the volume weighted average closing price per shares of the Company’s common stock for the five (5) trading days immediately preceding the Company’s receipt of FTA’s notice of exercise of the Warrant, which may be exercised in whole or in part, at any time and from time to time from and after six (6) months from the date of the closing but shall expire after twenty four (24) months from the date of the closing and such exercise shall not result in the Seller possessing in excess of 9.9% of the outstanding common shares issued. Because of the variable exercise price of the warrant, this resulted in a derivative liability of $256,551.15 valued on December 22, 2014 using a Black Scholes valuation model. This amount is included in Derivative Liability in the accompanying Balance Sheet. The Company’s restricted common shares and Series B Preferred Stock issued in this acquisition were valued at their fair value. As there is no active market for either the Company’s Series B preferred stock or the Company’s common stock, the issuance has been reflected as an investment in subsidiary of a total amount equal to 70% of the $27,810 stockholders’ equity of FTA as of December 22, 2014, or $19,467. The remaining 30% of the $27,810 stockholders’ equity of FTA at December 31, 2014, or $8,343, has been included in “non-controlling interest”. We incurred a loss on the acquisition of FTA, totaling $20,517,084, due to the Company not recognizing any goodwill.

In connection with the FTA Transaction, Mr. Carlos López resigned as the Chief Executive officer, Secretary and Director of FTA, and the following person were appointed to serve as executive officer and director of FTA:

●

Abraham Dominguez Cinta was appointed to fill the position of FTA’s Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and President and to serve as a member of FTA’s Board of Directors;

Mr. Carlos López was retained as a consultant of FTA in accordance with the terms of the Consulting Agreement executed between the parties on December 22, 2014.

Neither management of the Company nor FTA or Mr. Carlos López had any prior relationships with each other.

F-15

NOTE 13 - SUBSEQUENT EVENTS

The Company has evaluated subsequent events from the balance sheet date through the date the financial statements were issued, and determined there are no events to disclose, except as follows:

Acquisition of Cellular of Miami Beach, Inc.

On January 20, 2015, FTA entered into an Asset Purchase Agreement with Roger Ng, the owner of all of the issued and outstanding shares of capital stock of the Seller and completed its acquisition of the Seller through its issuance of sixty shares of the Company’s Preferred Series B stocks, and twenty-five thousand dollars’ worth of ($25,000) Promissory Note. Said Promissory Note will not carry any interest and matures one year from the date of the closing of this Transaction. The entry into the Asset Purchase Agreement was approved by Unanimous Written Consent of the Board of Directors of the Company without a meeting on January 19, 2015.

In accordance with the terms of the Agreement, the Seller shall validly and effectively grant, sell, convey, assign, transfer and deliver to FTA, upon and subject to the terms and conditions of this Agreement, all of the Seller’s right, title and interest in and to (i) the business as a going concern, and (ii) certain of the Seller’s assets set forth in the Agreement, properties and rights constituting the business or used in the business, which are described in this Agreement, free and clear of all liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever, and (iii) all of the Seller’s rights, title and interest in the name “Cellular of Miami Beach, Inc.,” or any derivative thereof.

Security Registration

On February 12, 2015, we filed a Form S-1 Registration Statement with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement on Form S-1 registered an aggregate of 1,387,500 shares. This registration is not yet effective.

Incorporation Of Subsidiary

On February 2, 2015, we incorporated a wholly-owned subsidiary with name of Glophone International in the State of Florida, USA. Mr. Abraham Dominguez Cinta is appointed as the Director and President of the Subsidiary. Mr. Eduardo Paz is appointed as the Secretary of the Subsidiary.

Operating Lease Agreement

On March 2, 2015, Glophone International entered an operating lease agreement with Galio LLC. Galio is in the business of mobile retail and wholesale. Galio shall become an operating unit of Glophone International.

F-16

GO EZ CORPORATION

UNAUDITED CONDENSED FINANCIAL STATEMENTS

March 31, 2015

GO EZ CORPORATION

F-17

GO EZ CORPORATION

CONDENSED BALANCE SHEETS

	March 31, 2015	December 31, 2014
	(Unaudited)	(Audited)
ASSETS
CURRENT ASSETS:
Cash	$5,473	$15,394
Other receivable, net	9,806	-
Inventory	37,379	-
Prepaid expense	106	106
Total current assets	52,764	15,500

Property and equipment, net	14,921	10,474

Total Assets	$67,685	$25,974

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$35,813	$18,800
Advances from related party	54,275	1,600
Accrued expenses	14,466	-
Derivative liability	258,965	268,403
Payroll liabilities	-	4,503
Accrued tax	-	4,067
Note payable-related party	25,000	-
Debt	5,599	-
Total Current Liabilities	394,118	297,373

STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred stock, $.0001 par value 100,000,000 shares authorized, 171 shares issued and outstanding	-	-
Common Stock, $.0001 par value, 800,000,000 shares authorized, 1,500,878 and 1,368,200 shares issued and outstanding at 2015 and 2014	151	151
Capital in excess of par value	261,324,187	21,316,377
Accumulated deficit	(261,652,796)	(21,593,649)
Non-controlling interest	2,025	5,722
Total Stockholders’ Equity (Deficit)	(326,433)	(271,399)

Total Liabilities and Stockholders' Equity (Deficit)	$67,685	$25,974

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-18

GO EZ CORPORATION

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For the Three Months Ended March 31,
	2015	2014

REVENUES	$58,965	$-
Cost of goods sold	31,754	-
GROSS PROFIT	27,211	-

EXPENSES
General & administrative	70,190	507
Depreciation expenses	648	-
Bank service charge	135	-
Compensation expense	18,750	-
Payroll expenses	239	-
Non-cash contributed services	-	12,650
Total Expenses	$89,962	13,157

LOSS BEFORE OTHER INCOME (EXPENSE)	(62,571)	(13,157)

OTHER INCOME (EXPENSE):
Gain on derivative liability	9,437	-
Loss on acquisition	(240,007,725)	-
Interest expense	(310)	(2,550)
Finance charge	(1,516)	-
Other income	21	-
Total Other Income (Expense)	(240,000,093)	(2,550)

LOSS BEFORE INCOME TAXES	(240,062,844)	(15,707)

TAX EXPENSE	-	-

NET LOSS	(240,062,844)	(15,707)

Less: loss applicable to non-controlling interest in Federal Technology Agency, Inc.	3,697	-

NET LOSS	$(240,059,147)	$(15,707)
BASIC AND DILUTED LOSS PER COMMON SHARE	$(160)	$(0.04)

Weighted-Average Common Shares Outstanding -Basic and Diluted	1,500,878	368,200

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-19

GO EZ CORPORATION

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	For the Three Months Ended March 31,
	2015	2014
Cash Flows From Operating Activities:
Net Loss	$(240,062,844)	$(15,707)
Adjustments to reconcile net loss to net cash:
Depreciation expense	648	-
Related party contributed services	-	12,650
Loss on asset acquisition	240,007,725	-
Contributed services	7,500	-
Related party contributed liabilities	309	-
(Gain) loss on derivative valuation	(9,438)	-
Decrease (increase) in operating assets
Inventory	(24,547)	-
Other receivable	(7,497)	-
Pre-paid	-	-
Increase (decrease) in operating liabilities
Accounts payable	17,010	507
Account payables - related party	54,275	-
Accrued interest - related party	-	2,550
Accrued expenses	4,299	-

Net Cash (Used) by Operating Activities	(12,560)	-

Cash Flows From Investing Activities:
Purchase of furniture and equipment	(5,094)	-
Cash acquired in CMB asset acquisition	2,134	-
Net Cash (Used) by Investing Activities	(2,960)	-

Cash Flows from Financing Activities:
Proceeds from short term related party debenture	5,599	-
Net Cash Provided by Financing Activities	5,599	-

Net Increase (Decrease) in Cash	(9,921)	-

Cash at Beginning of Period	15,394	-
Cash at End of Period	$5,473	$-

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$-	$-
Income taxes	$-	$-

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-20

GO EZ CORPORATION

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1 – Summary Of Significant Accounting Policies

Organization – Go Ez Corporation (“the Company”) was incorporated on October 24, 1979 as E.R.C. Energy Recovery Corporation in the State of Delaware for the purpose of providing accounting, personnel recruiting and general business consulting. Currently, the Company provides technology devices, accessories and internet services in the United States of America. The products are sold through online and offline retailors, wholesale distributors. Internet technology services include full unit testing, framework design, development, implementation, and testing to internet services companies. The Company has wholly-owned subsidiaries in Miami, Florida, USA. The Company changed its name to Go Ez Corporation on May 7, 2014.

Condensed Financial Statements - The accompanying financial statements have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at March 31, 2015 and 2014 and for the periods then ended have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States of America have been condensed or omitted. It is suggested that these financial statements be read in conjunction with the financial statements and notes thereto included in the Company’s December 31, 2014 audited financial statements. The results of operations for the three months ended March 31, 2015 and 2014 are not necessarily indicative of the operating results for the full year.

Principles of Consolidation - The consolidated financial statements for March 31, 2015 do not include the accounts of Evotech Capital S.A., the largest shareholder of the Company. Evotech is the investor acquiring 73% voting equity of the company, which is recognized as a change of control. The sale of common stocks was recorded at cost. The consolidated financial statements for March 31, 2015 include the accounts of Go Ez Corporation, Federal Technology Agency, Inc., of which Go Ez Corporation owns 70%, and Glophone International Inc., a wholly-owned subsidiary of Go Ez Corporation. All significant intercompany balances and transactions have been eliminated.

Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimated by management.

Reclassification - The financial statements for periods prior to March 31, 2015 have been reclassified to conform to the headings and classifications used in the March 31, 2015 financial statements.

F-21

NOTE 2 – Going Concern

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company has current liabilities in excess of current assets. These factors raise substantial doubt about the ability of the Company to continue as a going concern. In this regard, management is proposing to raise any necessary additional funds not provided by operations through loans or through additional sales of its common stock. There is no assurance that the Company will be successful in raising this additional capital or in achieving profitable operations. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 3 – Cash and Cash Equivalents

For the purpose of the financial statements cash equivalents include all highly liquid investments with maturity of three months or less. As of March 31, 2015 and December 31 2014, the Company has recorded cash of $5,473 and $15,394, respectively.

NOTE 4 – Receivables

Receivables consist principally of amounts due from customer credit card transactions. We had $9,806 and $0 receivables as of March 31, 2015 and December 31 2014.

NOTE 5 – Merchandise Inventories

Merchandise inventories are recorded using first-in-first-out. In-bound freight-related costs from our vendors are included as part of the net cost of merchandise inventories. Other costs associated with acquiring, storing and transporting merchandise inventories to our retail stores are expensed as incurred and included in cost of goods sold.

Our inventory valuation reflects adjustments for anticipated physical inventory losses (e.g., theft) that have occurred since the last physical inventory. Physical inventory counts are taken on a regular basis to ensure that the inventory reported in our consolidated financial statements is properly stated. The Company had $37,379 worth of merchandise inventories as of March 31, 2015.

NOTE 6 – Furniture And Equipment

Property and equipment are recorded at cost. We compute depreciation using the straight-line method over the estimated useful lives of the assets.

Furniture and equipment consists of the following as of March 31, 2015 and December 31, 2014:

	2015	2014
Furniture and Equipment	$16,314	$11,218
Less: Accumulated Depreciation	(1,393)	(745)
Net Property and Equipment	$14,921	$10,474

F-22

NOTE 7 – Liabilities

Accounts payables primarily consists of payables to customers who purchase phone top-up minutes from us. We usually pay off within one or two days of the transactions.

Accrued expenses primarily consist of accrued compensation to Company officer/director.

NOTE 8 – Notes and Debt

On January 20, 2015, the Company entered into an Asset Purchase Agreement with Roger Ng, the owner of all of the issued and outstanding shares of capital stock of Cellular of Miami Beach, Inc. and completed the acquisition of the entire operations and all assets of Cellular of Miami Beach, Inc. through the issuance of sixty shares of the Company’s Preferred Series B stocks, and twenty-five thousand dollars’ worth of ($25,000) Promissory Note , to Roger Ng . This Promissory Note carries 0% interest and matures one year from the date of the closing of this Transaction. The company has imputed interest at a rate of 6%.

Our subsidiary, FTA , issued a series of six debt obligations to various persons in exchange for their cash contributions to the Company. On February 2, 2015, FTA issued a promissory note with a principle amount of $1,000, at 6% interest rate, which mature s in one year , to Roger Ng for cash advances of $1,000 . On February 18, 2015, FTA issued a promissory note with a principle amount of $1,200, at 6% interest rate, which mature s in one year , to Benedict Chen , managing director of Evotech Capital, S.A., for cash advances of $1200 . On March 9, 2015, FTA issued a promissory note with principle amount of $400, at 6% interest rate, maturing in one year , to Benedict Chen , for cash advances of $400 . On March 20, 2015, FTA issued a promissory note with a principle amount of $1,000, at 6% interest rate, maturing in one year to Benedict Chen , for cash advances of $1,000 . ☐ n March 24, 2015, FTA issued a promissory note with principle amount of $1000, at 6% interest rate, maturing in one year , to Benedict Chen for cash advances of $1,000 . Finally, o n March 31, 2015, FTA issued a promissory note with principle amount of $999, at 6% interest rate, maturing in one year , to our CEO Abraham Cinta for cash advances of $999 .

NOTE 9 – Revenue Recognition

The Company generates revenue principally from the sale of electronic products accessories, including mobile phones, selfie-sticks and smart watches and providing of internet services. The Company sells its products through retail, wholesale and online store. We recognize revenue when the sales price is fixed or determinable, collection is reasonably assured and the customer takes possession of the merchandise, or in the case of services, the service has been provided. Revenue is recognized for store sales when the customer receives and pays for the merchandise. For online sales, we defer revenue and the related product costs for shipments that are in-transit to the customer and recognize revenue at the time the customer receives the product. Online customers typically receive goods within a few days of shipment. Revenue from merchandise sales and services is reported net of sales returns. We recognized revenue of $58,965 and $0 during the three month period ended March 31, 2015 and 2014.

NOTE 10 – Cost of Goods Sold

Cost of goods sold consists primarily of costs related to products sold to customers. It includes manufacturing costs and shipping costs. Cost of goods sold for the three month period ended March 31, 2015 and 2014 is $31,754 and $0, respectively.

F-23

NOTE 11 – General and Administrative Expenses

General and administrative expenses consist of sales related cost, which include postage and delivery, as well as the costs of professional services, office supplies and other administrative expenses. We expect our general and administrative expense to increase in absolute dollars due to the anticipated growth of our business and related infrastructure as well as accounting, insurance, investor relations and other costs related to being a public company. The Company recorded $70,190 and $507 general and administrative expenses for the three month period ended March 31, 2015 and 2014.

NOTE 12 – Fair Value of Financial Instruments

Fair Value of Financial Instruments, requires disclosure of the fair value information, whether or not recognized in the balance sheet, where it is practicable to estimate that value. As of March 31, 2014, the balances reported for cash, prepaid expenses, accounts payable, accrued expenses, derivative liability, and notes payable approximate the fair value because of their short maturities.

We adopted ASC Topic 820 (originally issued as SFAS 157, “Fair Value Measurements”) for financial instruments measured as fair value on a recurring basis. ASC Topic 820 defines fair value, established a framework for measuring fair value in accordance with accounting principles generally accepted in the United States and expands disclosures about fair value measurements.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 established a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

We measure certain financial instruments at fair value on a recurring basis. Assets and liabilities measured at fair value on a recurring basis are as follows at March 31, 2015:

Fair Value of Financial Instruments

	Total	(Level 1)	(Level 2)	(Level 3)

Assets	$-	$-	$-	$-

Total assets measured at fair value	$-	$-	$-	$-

Liabilities

Derivative Liability	$258,965	$-	$-	$258,965
Total liabilities measured at fair value	$258,965	$-	$-	$258,965

F-24

For purpose of determining the fair market value of the derivative liability for the warrants, the Company used Black Scholes option valuation model. The significant assumptions used in the Black Scholes valuation of the derivative are as follows:

Risk free interest rate	0.56%
Stock volatility factor	26.08%
Months to Maturity	20 M onths
Expected dividend yield	None

For recurring fair value measurements categorized within Level 3 of the fair value hierarchy, a reconciliation from the opening balances to the closing balances, disclosing separately changes during the period attributable to the following: Total gains or losses for the period recognized in earnings, and the line item(s) in the income statement in which those gains or losses are recognized.:

Beginning balance as of January 1, 2014	$268,403
Fair value of derivative liabilities issued	-
Net Loss/Gain on change in derivative liability	(9,438)
Ending balance as of March 31, 2015	$258,965

NOTE 13 – Related Party Transactions

Management Compensation – During the periods ended March 31, 2015 and 2014, the Company did not pay any compensation to its officers and directors. We had accrued compensation of $11,250 at March 31, 2015.

Office Space – The Company has not had a need to rent office space. We are currently using our retail stores as our offices and as a mailing address for the Company.

Advances from Related Party – Shareholders of the Company or entities related to them have paid expenses on behalf of the Company. For the three month periods ended March 31, 2015 these payments amounted to $54,275. The Company has accounted for any such payments as advances payable to related party. At March 31, 2015 and December 31, 2014 a balance of $54,275 and $1,600, respectively, owed the related parties.

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NOTE 14 – Loss per Share

The following data show the amounts used in computing loss per share for the periods presented:

	For the Three Months Ended March 31, 2015	For the Three Months Ended March 31, 2014

Loss available to common shareholders (numerator)	$(240,059,147)	$(15,707)

Weighted average number of common shares outstanding used in loss per share for the period (denominator)	1,500,878	368,200
LOSS PER COMMON SHARE	$(160)	$(0.04)

Dilutive loss per share was not presented; as the Company had no common equivalent shares for all periods presented that would affect the computation of diluted loss per share.

NOTE 15 – Commitments and Contingencies

Contingencies - The Company has not been active for several years. Management believes that there are no unrecorded valid outstanding liabilities from prior operations. If a creditor were to come forward and claim a liability, the Company has committed to contest the claim to the fullest extent of the law. Due to various statutes of limitations and because of the likelihood that such an old liability would not still be valid; no amount has been accrued in these financial statements for any such contingencies.

NOTE 16 – Capital Stock

Amendment of Security Registration

On April 22, 2015, we filed an amendment to Form S-1 Registration Statement, previously filed on February 12, 2015. This Amendment is not effective yet.

Securities Registered for Issuance Under Equity Compensation Plans

On April 23, 2015, we filed Form S-8 with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement registered 200,000 shares of Common Stock, par value $0.0001 per share, to be issued under the Go Ez Corporation 2015 Equity Incentive Plan. Proposed maximum offering price per share is at $4.00. This registration is effective immediately.

Capital Stock Designations – The Board of Directors have approved designations and rights for the Company’s capital stock as follows:

Series E Preferred Stock – 10,000 Shares, convertible after thirty days based on a formula, no dividend rights, no voting rights, no liquidation preference. Company has no call redemption rights.

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NOTE 17 – Other Income (Expense)

We incurred a loss on asset purchase of Cellular Miami Beach of $240,007,725 for March 31, 2015. This is a result of 60 preferred shares and $25,000 note payable issued and payable to the seller. the preferred shares have no fair value, but are convertible into common stock at a ratio of 1 preferred share to 1,000,000 common shares. At the current stock price of $4.00 this represents a total of $240,025,000. As $17,275 in assets were acquired, this resulted in the $240,007,725 loss.

NOTE 18 – Subsidiary

Acquisition of Cellular of Miami Beach, Inc.

On January 20, 2015, FTA entered into an Asset Purchase Agreement with Roger Ng, the owner of all of the issued and outstanding shares of capital stock of the Seller and completed its acquisition of the Seller through its issuance of sixty shares of the Company’s Preferred Series B stocks, and twenty-five thousand dollars’ worth of ($25,000) Promissory Note. Said Promissory Note will not carry any interest and matures one year from the date of the closing of this Transaction. The entry into the Asset Purchase Agreement was approved by Unanimous Written Consent of the Board of Directors of the Company without a meeting on January 19, 2015.

In accordance with the terms of the Agreement, the Seller shall validly and effectively grant, sell, convey, assign, transfer and deliver to FTA, upon and subject to the terms and conditions of this Agreement, all of the Seller’s right, title and interest in and to (i) the business as a going concern, and (ii) certain of the Seller’s assets set forth in the Agreement, properties and rights constituting the business or used in the business, which are described in this Agreement, free and clear of all liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever, and (iii) all of the Seller’s rights, title and interest in the name “Cellular of Miami Beach, Inc.,” or any derivative thereof.

Incorporation Of Subsidiary

On February 2, 2015, we incorporated a wholly-owned subsidiary with name of Glophone International in the State of Florida, USA. Mr. Abraham Dominguez Cinta is appointed as the Director and President of the Subsidiary. Mr. Eduardo Paz is appointed as the Secretary of the Subsidiary.

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INTERESTS OF NAMED EXPERTS AND COUNSEL

The Company’s certified public accountant, HJ Associates & Consultants, LLP (“HJ Associates”), an independent registered public accounting firm provided audited financials for the Company for the years ended December 31, 2014 and 2013. The date of the report for these audited financials is April 13, 2015. HJ Associates, whose report is contained herein, was paid in cash for services rendered. Therefore the firm has no direct or indirect interest in us. HJ Associates report was given based on their authority as experts in accounting and auditing

Lorin A. Rosen, Esq. is counsel for our Company and has given an opinion on the validity of the securities being registered, the opinion appears elsewhere in this Registration Statement. Ms. Rosen has no direct or indirect interest in the Company.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the various expenses, all of which will be borne by us, in connection with the sale and distribution of the securities being offered. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee		$644.91
OTCQB fee	$	†
Legal fees and expenses		$800.00
Accounting fees and expenses		$500.00
Printing expenses	$	†
Miscellaneous	$	†
Total		$1,944.91

______________

†

Estimated expenses are not presently known. The foregoing sets forth the general categories of expenses that Go Ez anticipates it will incur in connection with the offering of securities under this Registration Statement. An estimate of the aggregate expenses in connection with the issuance and distribution of the securities being offered will be included in the applicable prospectus supplement.

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Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as us, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our Amended and Restated Certification of Incorporation and Bylaws (see Article IX of our Certificate of Incorporation and Article VIII of our Bylaws) provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the Delaware General Corporation Law, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any shareholders’ or directors’ resolution or by contract. In addition, we may adopt director and executive officer indemnification agreements with each of our executive officers and directors which will provide, among other things, for the indemnification to the fullest extent permitted or required by Delaware law, provided that such indemnitee shall not be entitled to indemnification in connection with any claim initiated by the indemnitee against us or our directors or officers unless we join or consent to the initiation of such claim, or the purchase and sale of securities by the indemnitee in violation of Section 16(b) of the Exchange Act.

Any repeal or modification of these provisions approved by our shareholders shall be prospective only, and shall not adversely affect any limitation on the liability of our directors or officers existing as of the time of such repeal or modification.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the Delaware General Corporation Law would permit indemnification.

The Company has been advised that in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore, unenforceable.

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Item 15. Recent Sales of Unregistered Securities.

Go Ez Corporation has sold shares of its common stock and preferred stock as follows:

In connection with the Company’s acquisition of 7,000 shares of FTA common stock representing seventy (70%) percent of the issued and outstanding capital stock of FTA and pursuant to the Stock Purchase Agreement executed on December 22, 2014 between the Company and Mr. Roger Ng, the Company paid $20,000,000 worth of the Company’s Series B Preferred Stock, plus $280,000 worth of restricted common shares of the Company for 7,000 shares of FTA representing seventy (70%) percent of the total issued and outstanding shares of FTA at closing in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act.

On December 8, 2014, the Company entered into five (5) separate Novation Agreements with debt holders that allowed the Company to extinguish the debt owed to these debt holders and to instead issue shares of the Company’s Preferred Series B stock. Under the terms of the Novation Agreements, the Company and debt holders agreed to extinguish the amount due and owing under five (5) Convertible Debentures and to relinquish any claims under the original terms of the Convertible Debentures and replace the amount owed to the debt holders by the Company with the issuances of shares of Preferred Series B stock.

The first Novation Agreement between the Company and Mr. Abraham Dominguez Cinta dated December 8, 2014 relates to a loan of $4,403.00 made by Mr. Cinta to the Company on November 17, 2014 and Convertible Debenture dated December 1, 2014, as amended December 8, 2014. The Novation Agreement replaces the total amount owed as of December 31, 2014 of $4,410 with the issuance of five (5) shares of Preferred Series B stock to Mr. Cinta pursuant to a Subscription Agreement between the parties of December 8, 2014.

The second Novation Agreement between the Company and Mr. Cinta dated December 8, 2014 relates to a loan of $1,000.00 made by Mr. Cinta to the Company on June 30, 2014 and Convertible Debenture dated July 1, 2014, as amended December 8, 2014. The Novation Agreement replaces the total amount owed as of November 30, 2014 of $1,035.00 with the issuance of two (2) shares of Preferred Series B stock to Mr. Cinta pursuant to a Subscription Agreement between the parties of December 8, 2014.

The third Novation Agreement between the Company and Mr. Cinta dated December 8, 2014 relates to a loan of $529.00 made by Mr. Cinta to the Company on September 30, 2014 and Convertible Debenture dated October 1, 2014, as amended December 8, 2014. The Novation Agreement replaces the total amount owed as of November 30, 2014 of $537.00 with the issuance of one (1) share of Preferred Series B stock to Mr. Cinta pursuant to a Subscription Agreement between the parties of December 8, 2014.

The fourth Novation Agreement is between the Company and Profit Seeker Capital Management Corporation (“PSCM”) dated December 8, 2014 and relates to a loan of $77,547 made by PSCM to the Company on June 30, 2014 and Convertible Debenture dated July 1, 2014, as amended December 8, 2014. The Novation Agreement replaces the total amount owed as of November 30, 2014 of $80,266 with the issuance of eighty-one (81) shares of Preferred Series B stock to PSCM pursuant to a Subscription Agreement between the parties of December 8, 2014.

The fifth Novation Agreement between the Company and PSCM dated December 8, 2014 relates to a loan of $16,247 made by PSCM to the Company on September 30, 2014 and Convertible Debenture dated October 1, 2014 as amended December 8, 2014. The Novation Agreement replaces the total amount owed as of November 30, 2014 of $16,489 with the issuance of seventeen (17) shares of Preferred Series B stock to PSCM pursuant to a Subscription Agreement between the parties of December 8, 2014.

On April 22, 2014, the Company entered into a Stock Purchase Agreement with Evotech Capital S.A., a privately-held company organized under the laws of the British Virgin Islands, and David C. Merrell and Michael C. Brown, which was closed on April 30, 2014. Mr. Merrell was our principal shareholder, owning approximately 50% of the Company’s pre-Evotech SPA outstanding voting securities; and Mr. Brown owns approximately 4.5% of the Company’s pre-Evotech SPA outstanding voting securities. Under the Evotech SPA, Evotech acquired 1,000,000 shares of our common stock.

All of these transactions involved “accredited investors” or “sophisticated investors” and all such shares were sold in reliance on Section 4(a)(2) of the Securities Act, or Regulation S of the Commission regarding sales to any non-U.S. Person.

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Item 16. Exhibits and Financial Statement Schedules.

No.	Description
3.1	Articles of Incorporation
3.2	Articles of Amendment to the Articles of Incorporation
3.3	Bylaws
4.1	Specimen stock certificate
4.2	Certificate of Designations for All Series of Preferred Stock
5.1	Opinion of Lorin A. Rosen, Esq.
10.1	The Stock Purchase Agreement, dated December 22, 2014 by and among Go Ez Corporation, on the one hand, and Roger Ng, on the other hand.
10.2	Asset Purchase Agreement dated January 20, 2014 between FTA and Cellular of Miami Beach, Inc.
10.3	Stock Purchase Agreement dated April 22, 2014 between Evotech Capital S.A. and E.R.C. Energy Recovery Corporation.
10.4	Contracting Agreement, dated March 1, 2014 by and among Go Ez Corporation and Mr. Abraham Dominguez Cinta.
14.1	Code of Business Conduct and Ethics
23.1	Consent of HJ Associates & Consultants, LLP
23.2	Consent of Lorin A. Rosen, Esq. (included in the opinion filed as Exhibit 5.1)
CORRESP	Company Response Letter

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Item 17. Undertakings.

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

C. The undersigned registrant hereby undertakes that:

(1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami Beach, Florida, on June 26, 2015.

GO EZ CORPORATION

By:	/s/ Abraham Dominguez Cinta
Abraham Dominguez Cinta
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. Abraham Dominguez Cinta, as his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-1 of Go Ez Corporation, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, grant unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Abraham Dominguez Cinta	President and Chief Executive Officer,	June 26, 2015
Abraham Dominguez Cinta	Secretary, Treasurer and Director (Principal Executive Officer and Principal Financial and Accounting Officer)

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